As submitted to the Securities and Exchange Commission on September 10, 2020

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A/A

Amendment No.1

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

WORKSPORT LTD.

(Exact name of issuer as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

414-3120 Rutherford Rd.

Vaughan, Ontario, Canada L4K 0B1

(888) 554-8789

(Address, including zip code, and telephone number,

including area code, of issuer’s principal executive office)

AMERICAN CORPORATE ENTERPRISES, INC.

123 WEST NYE LN STE 129

Carson City, NV, 89706, USA

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Matthew McMurdo, Esq.

McMurdo Law Group, LLC

1185 Avenue of the Americas, 3rd Floor

New York, NY 10036

Telephone: (917) 318-2865

3714	65-0782227
(SIC CODE )	(IRS Employer Identification Number)

This Offering Circular shall only be qualified upon order of the Commission.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR September 10, 2020, SUBJECT TO COMPLETION

WORKSPORT LTD.

Maximum Offering Amount:

40,000,000 Units

This is our public offering (the “Offering”) of securities of Worksport Ltd. (formerly known as Franchise Holdings International, Inc.), a Nevada corporation (the “Company”). We are offering a maximum of 40,000,000 Units (the “Maximum Offering”). Each Unit is comprised of one share of common stock, par value $0.0001 (a “Common Stock”), and one Common Share purchase warrant (each whole warrant, a “Warrant”) to purchase one additional Common Share (a “Warrant Share”) at an exercise price of $0.20 USD per Warrant Share, subject to certain adjustments, over a 12-month exercise period following the date of issuance of the Warrant. The Company may call the option with a thirty (30) written notice to the Warrant holder. The Units are being offered at a purchase price of $0.10 USD per Unit on a “best efforts” basis. The minimum investment established for each investor is $500, unless such minimum is waived by the Company in its sole discretion.

Title of Each Class of Securities to be Qualified	Amount to be Qualified	Price to Public(1)	Underwriting Discount and Commissions(2)	Proceeds to the Company(3)
Units, each consisting of:
One Common Share and One Warrant	40,000,000	$0.10	$0.00	$0.10
Common Shares underlying Warrants	40,000,000	$0.20	$0.00	$0.20
Total Maximum Offering (3)		$12,000,000	$0.00	$12,000,000

1)	All amounts in this chart and circular are in U.S. dollars unless otherwise indicated. The Offering is being made directly to investors by the management of the Company on a “best efforts” basis. Accordingly, there are no underwriting fees or commissions currently associated with this offering; however, the Company may engage sales associates after this offering commences and we reserve the right to offer the Units through broker-dealers who are registered with the Financial Industry Regulatory Authority (“FINRA”).

(2)	The amounts shown are before deducting organization and offering costs to us, which include legal, accounting, printing, due diligence, marketing, selling and other costs incurred in the Offering of the Units (See “Use of Proceeds” and “Plan of Distribution”). We expect to incur approximately $50,000 in expenses relating to this offering.

(3)	The Units, the Common Shares and Warrants are being offered pursuant to Regulation A of Section 3(b) of the Securities Act for Tier 2 offerings and are only being issued to purchasers who satisfy the requirements set forth in Regulation A. We have the option in our sole discretion to accept less than the minimum investment. The Total Maximum Offering amounts includes the aggregate price and future aggregate potential proceeds of $8,000,000 with respect to the Warrant Shares if all 40,000,000 Units are sold and all 40,000,000 Warrant Shares are sold upon exercise of the Warrants issued in the Offering.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” on page 15 of the offering circular for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

WORKSPORT LTD.

414-3120 Rutherford Rd.

Vaughan, Ontario, Canada L4K 0B1

(888) 554-8789

C/O Matthew McMurdo, Esq.

McMurdo Law Group, LLC

1185 Avenue of the Americas, 3rd Floor

New York, NY 10036

Telephone: (917) 318-2865

We hereby amend this offering circular (“Offering Circular”) on such date or dates as may be necessary to delay our effective date until this Offering circular shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

SUMMARY

Overview

Worksport Ltd. (formerly know as Franchise Holdings International, Inc.), a Nevada corporation (herein referred to as “we,” “us,” “our,” “Worksport” and the “Company”) is primarily engaged in the design and distribution of truck tonneau covers throughout the US and Canada. We have developed multiple products for prominent pick-up trucks available throughout our markets. We sell our products through wholesalers and third-party online retailers. Our market consists of three major types of customers including master warehouse distributors; dealer-wholesalers; and retail consumers.

Our products

At our core, Worksport designs and produces innovative, hardworking and aggressively priced covers for light trucks. The Worksport innovation team is constantly evaluating our products and how they are used by truck owners around the world. Our products are manufactured according to our specifications and design.

Our mission

Our mission is to enable and expand our boundaries to be pushed and barriers to be broken. We envision a bright future of innovative technology, where carbon footprints are reduced, and product range is extended. Our mission is to create a legacy for our company, customers and stakeholders to all benefit.

THE OFFERING

Worksport Ltd. (formerly know as Franchise Holdings International, Inc.), a Nevada corporation (herein referred to as “we,” “us,” “our,” “Worksport” and the “Company”) is primarily engaged in the design and distribution of truck tonneau covers throughout the US and Canada. We have developed multiple products for prominent pick-up trucks available throughout our markets. We sell our products through wholesalers and third-party online retailers. Our market consists of three major types of customers including master warehouse distributors; dealer-wholesalers; and retail consumers. Our products are manufactured according to our specifications and design.

We are offering a maximum of 40,000,000 Units (the “Maximum Offering”). Each Unit is comprised of one share of common stock, par value $0.0001 (a “Common Stock”), and one Common Share purchase warrant (each whole warrant, a “Warrant”) to purchase one additional Common Share (a “Warrant Share”) at an exercise price of $0.20 USD per Warrant Share, subject to certain adjustments, over a 12-month exercise period following the date of issuance of the Warrant. The Company may call the option with a thirty (30) written notice to the Warrant holder. The Units are being offered at a purchase price of $0.10 USD per Unit on a “best efforts” basis. The Common Shares and Warrants will be separately transferable following the termination of any transfer hold periods under applicable law.

The minimum investment established for each investor is $500 unless such minimum is waived by the Company in its sole discretion. Shares offered by the Company will be sold through the Company’s executive officers and directors on a best-efforts basis. We may also engage sales agents licensed through the Financial Industry Regulatory Authority (“FINRA”) and pay such agents cash and/or stock-based compensation, which will be announced through a supplement to this Offering Circular.

This Offering will terminate on the earlier of (i) September 10, 2021, subject to extension for up to one hundred-eighty (180) days in the sole discretion of the Company; or (ii) the date on which the Maximum Offering is sold (in either case, the “Termination Date”). This will be a continuous offering which commences within two calendar days after the qualification date, will be offered on a continuous basis, may continue to be offered for a period in excess of 30 days from the date of initial qualification, and will be offered in an amount that, at the time the offering statement is qualified, is reasonably expected to be offered and sold within two years from the initial qualification date. See “Description of Securities” beginning on page 45 for a discussion of certain items required by Item 14 of Part II of Form 1-A.

We will hold closings upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company. If, on the initial closing date, we have sold less than the Maximum Offering, then we may hold one or more additional closings for additional sales, until the earlier of: (i) the sale of the Maximum Offering or (ii) the Termination Date. There is no aggregate minimum requirement for the Offering to become effective, therefore, we reserve the right, subject to applicable securities laws, to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, development expenses, offering expenses and other uses as more specifically set forth in this offering circular (“Offering Circular”). We expect to commence the sale of the Units as of the date on which the offering statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the United States Securities and Exchange Commission (the “SEC”). There is no escrow established for this Offering.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Our common stock is not now listed on any national securities exchange or the Nasdaq stock market. However, our stock is quoted on the OTC Market’s OTCQB® under the symbol “WKSP” While our common stock is on the OTCQB®, there has been limited trading volume. There is no guarantee that an active trading market will develop in our securities.

This offering is being made pursuant to Tier 2 of Regulation A (Regulation A Plus), following the Form 1-A/A Offering Circular disclosure format for smaller reporting companies. We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”).

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

THE SECURITIES UNDERLYING THIS OFFERING STATEMENT MAY NOT BE SOLD UNTIL QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION. THIS OFFERING CIRCULAR IS NOT AN OFFER TO SELL, NOR SOLICITING AN OFFER TO BUY, ANY UNITS OF OUR COMMON STOCK IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH SALE IS PROHIBITED.

INVESTMENT IN SMALL BUSINESS INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” FOR A DISCUSSION OF CERTAIN RISKS YOU SHOULD CONSIDER BEFORE PURCHASING ANY UNITS IN THIS OFFERING.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, WHICH WE REFER TO AS THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO (2) BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to “WKSP,” “we,” the “Company,” “our,” and “us” refer to the activities of and the assets and liabilities of the business and operations of our subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	Our ability to effectively execute our business plan, including without limitation our ability to fully develop our App, business model, products and service offerings, and respond to the highly competitive and rapidly evolving marketplace and regulatory environment in which we intend to operate;

●	Our ability to manage our research, development, expansion, growth and operating expenses;

●	Our ability to evaluate and measure our business, prospects and performance metrics, and our ability to differentiate our business model and service offerings;

●	Our ability to compete, directly and indirectly, and succeed in our industry;

●	Our ability to respond and adapt to changes in technology and customer behavior; and

●	Our ability to develop, maintain and enhance a strong brand.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Securities. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

The Offering

Securities offered by us

A maximum of 40,000,000 units (the “Units”) at an offering price of $0.10 USD per Unit, each Unit being comprised of:

● one share of common stock, $.0001 par value per shares (the “Common Shares”) of the Company; and

● one Common Share purchase warrant (each, “Warrant”) to purchase one additional Common Share (a “Warrant Share”) at an exercise price of $0.20 USD per share, subject to customary adjustments, over a 12-month exercise period following the date of issuance of the Warrant. The Company may call the warrant with a thirty (30) day written notice to the Warrant holder, as described in the Warrant Agreement, attached hereto as Exhibit 4.2.

Common Stock outstanding before the Offering	56,830,129 Common Shares (based on number of Common Shares outstanding as of September 10, 2020).

Warrant Shares Offered:	A maximum of 40,000,000 Warrant Shares at an exercise price of $0.20 USD per Warrant Share, subject to customary adjustments, over a 12-month exercise period following the date of issuance, if not called by the Company. The Company may call the warrant with a thirty (30) day written notice to the Warrant holder, as described in the Warrant Agreement, attached hereto as Exhibit 4.2.

Common Stock outstanding after the Offering	136,830,129 Common Shares (based on number of Common Shares outstanding as of September 10, 2020).

Market for Common Stock	Our common stock is quoted on the OTCQB under the symbol “WKSP.”

Offering	The Company intends for this to be a continuous offering which commence within two calendar days after the qualification date, will be offered on a continuous basis, may continue to be offered for a period in excess of 30 days from the date of initial qualification, and will be offered in an amount that, at the time the offering statement is qualified, is reasonably expected to be offered and sold within two years from the initial qualification date.

Minimum Investment	$500

THE COMPANY

Principal Business of the Company

The Company was incorporated as Franchise Holdings International, Inc. in the State of Nevada on April 2, 2003 and. completed a merger with TMAN Global.com Inc. on April 30, 2003. This merger was in the nature of a change in domicile of the Florida corporation to the State of Nevada, as well as the acquisition of a new business. Previously, we were in the business of acquiring franchise, license and distribution rights in new and emerging growth companies. Currently, we are primarily engaged in the design and distribution of truck tonneau covers throughout the US and Canada. We have developed multiple products for prominent pick-up trucks available throughout our markets. We sell our products through wholesalers and third-party online retailers. Our market consists of three major types of customers including master warehouse distributors; dealer-wholesalers; and retail consumers.

On December 16, 2014, Franchise Holdings International, Inc. (“WKSP” or the “Company”)) entered into an Agreement (the “Agreement”) to acquire all issued and outstanding shares of Worksport Ltd. ( “Worksport Ontario”), an Ontario (Canada) corporation located at 8820 Jane St, Vaughan, Ontario, L4K 2M9 Canada pursuant to which Worksport became a wholly owned subsidiary of the Company.

On May 21, 2020, the Company (i) effectuated an increase in the total authorized shares of the Company for increasing the authorized preferred shares of the Company by 100,000, (ii) designated such shares of preferred stock as Series B Preferred Stock and (iii) to change the name of the Company to Worksport Ltd. in the State of Nevada. The Company’s new symbol based on the name change were approved by FINRA on August 4, 2020. All references to “WKSP”, “Worksport” or the “Company” as used herein refers to the consolidated operations of the Company and Worksport Ontario, our wholly owned subsidiary.

Description of the Business

Worksport is an innovative company that has integrated the design, patent, production and distribution of proprietary truck tonneau covers. We have developed multiple products for prominent pick-up trucks throughout the US and Canadian markets. We sell our products through wholesalers third-party online retailers. Our market consists of three major types of customersincluding master warehouse distributors, dealer-wholesalers; and retail consumers.

We currently sell our product line through distributors and dealer networks. In the Canadian market, the majority of our business is with warehouse distributors, and select dealer customers. In the US market, our customer base is primarily dealers and wholesalers. Our products are manufactured in China according to our proprietary specifications and design.

Our Strategy – Business Plan

Worksport Ontario was founded in 2011 to lead innovation and change to existing tonneau cover manufacturers. Tonneau covers have remained much the same in price and design since 2005 with two companies maintaining a majority of the market share. We see the opportunity to lead change in this dynamic market segment with new and innovative manufacturing of high quality and functionality at an attracrive and competitive price point. Worksport has developed multiple products for prominent pick-up trucks available in US and Canada.

Worksport’s current market is the United States and Canada. The Company intends to eventually expand to other market opportunities outside of US and Canada. We also intend to generate revenue from both the automotive specialty equipment market as well as OEM production for global vehicle manufacturers. Other than a standard business license, no permits or regulatory approvals are required to distribute Worksport products to clients in any of the areas in which we operate.

Our market consists of three major types of customers which include: (i) master warehouse distributors; (ii) dealer and wholesalers; and (iii) end retail consumers. Master warehouse distributors stock and distribute product to their customers, which are usually local dealers and wholesalers. Dealers and wholesalers include online retailers and offline local stores which sell product to businesses and retail consumers in their area. Dealers will purchase most of their product from their local distributor who will deliver to them regularly. Retail consumers are the end users of the product. Worksport currently sells our product line through distributors and dealer networks. In the Canadian market, Worksport does the majority of our business with warehouse distributors and select dealer customers. In the US market, Worksport’s customer base is mostly dealers and wholesalers.

Sales are made through calling on dealers, jobbers, and warehouse distributors of truck accessories, who typically manage product sales and promotion through their in-house sales department and maintain a strong working relationship with dealers and wholesalers who purchase our products, either directly or through distributors. To grow our market share, we further entice the retail consumer to purchase our product by way of a strong internet presence which will consist of YouTube videos and commercials, an interactive website, search engine optimization, social media, among other web-based avenues.

Worksport is targeting key area dealers, distributors and online retainers primarily in the US to become vendors of Worksport’s innovative light truck tonneau cover lineup. Worksport has developed a database which includes 13,000 US-based truck accessory dealers, distributors and retailers and 4,000 new truck dealers. In Canada, we have a sales lead list of over 3,000 contacts. Worksport is in the process of systemically calling on the leads on this list as a part of our ongoing business development strategies and converting these contacts into customers. As we increase our inventory levels to facilitate new sales, we will target select prospective contacts in an attempt to convert them into vendors of the Worksport product lineup.

We believe our Company is currently the only independent (B2B) producer of tonneau covers in the US and in Canada that does not sell directly to customers (B2C), Worksport believes that we can expand our current customer base throughout our markets. Given the unique ability of Worksport to design, patent, and produce our own line of products, prospective vendors will likely be interested in purchasing our products.

Worksport intends to further develop its sales and revenue through an online sales and ecommerce strategy concurrent with this offering. We believe increasing sales through online retailers has the potential to add additional revenue and growth to the traditional distribution business model. Moreover, we anticipate larger sales volumes, greater margin of profit as well as greater protection against price erosion.

Our Products

All of our soft (vinyl) covers are made in a factory in Meizhou, China. All of our hard products are manufactured in Foshan, China. Production at both factories can be increased within thirty days to facilitate volumes up to ten times the current output without any adverse affects on quality or craftsmanship. Worksport’s current product lines are as follows:

Worksport SC3 (introduced in 2011): This product is currently in production and is being offered and sold to customers.) The Worksport Tri Fold (the “Tri Fold”) is our staple soft folding tonneau cover. The Tri Fold is made with features such as stainless steel hardware, double coated vinyl tarp and all aluminum and plastic coated front clamps. The Tri Fold is made available to our customer base at an average cost savings of 5% over competing products.

Worksport SC3Pro (introduced in 2012): This product has been upgraded and redesigned. The Worksport SC3Pro is our second product to market and offers our patented rear Smart Latch system. The Smart Fold is the first innovation in the rear latching system offered on soft folding tonneau covers. The Smart Fold cover comes with all of the same features as the SC3 but with a new rear latch system that allows the cover to be opened by simply pulling a release cable which is a new innovation in the soft tri fold segment of our market.

Worksport TC3 (introduced in 2011) model is currently in production and is being sold to customers and has been engineered to be easy to install and operate while being offered at a aggressive cost. The TC3 cover is built using 14 millimeter-thick aluminum panels with a robust honeycomb core, coated in a durable matte-black scratch-resistant powder coating. With robust packaging, the lighter weight TC3also saves time and money with up to 10% more load quantity in a standard 40’ HC container, maximizing value and product profitability.

Future Products

Worksport SC4(estimated launch: Q1 2021) will be the first vinyl wrapped tonneau cover to fold in four sections. This cover will also allow its users full bed access by being foldable upwards towards the rear window of the truck. We chose to make the world’s first soft quad folding cover so this cover is more compact when standing parallel to the back window of a truck, thus eliminating wind resistance and rear window obstruction.

Worksport’s TC4 (estimated launch: Q1 2021) model is currently in design stages. The design will mimic that of the SC4, in that it will fold with four sections, and rotate towards the rear window; allowing full bed access. The cover will have three locking points; with two locking points being cable actuated. The cover will be made using FRP (fiberglass reinforced polymer) panels with a matte black silicate surface, for a durable and desirable matt-black finish.

Worksport’s TC4Pro (estimated launch: Q1 2021) model is also currently in development. It will have mirror the TC4, however, it will be offered with all cable-actuated locking mechanisms, for easier operation. Versions of the model will also be offered with expandable cargo division and storage solutions.

The TerraVis (estimated launch: Q3 2021) by Worksport is in early stage developments. This cover will be based on the TC4 framework, with functional improvements that will allow the cover to depend within the cargo bed of the truck, and rotate upwards towards the back window; to allow the user two methods to gain full bed access. This cover is designed with integrated track systems within the bed of the truck, as well as outside along the outer edge of the cover. These tracks can be used for a myriad of add-on options that will later be designed by Worksport such as: chrome trim, tie downs, cargo cleats, textile storage bags, seating, cargo racks, sliding systems…etc.

The TerraVis system will use mono-crystalline high efficiency solar panels, instead of FRP or Aluminum. The covers solar system will generate an estimated 1000-watts of low voltage DC current. The power will them be stored in an integrated, scalable Lithium Iron Phosphate (pr Lithium Ion) battery bank, that can expand to over 2 kilowatts of energy storage. The energy can be stored and inverted to two 2000-watt 110V AC outlets or used to re-charge vehicles onboard battery systems as “emergency power”. You can find more information on the TerraVis system at www.goterravis.com

Competitive Conditions

For many years, consumers have had very limited product offerings available to them from tonneau cover manufacturers. The leading manufacturers in Canadian and US market have had very few model developments. The tonneau cover market can be divided into four main styles of covers including, Soft Folding & Roll-up covers (Vinyl covers), Hard Folding & Standing Covers (Aluminum and FRP), Solid one piece caps and lids (Plastic & Fiberglass), Retractable Covers (Plastic & Aluminum).

Our market is dominated by two large entities Truck Accessories Group (TAG) and Truck Hero account for the majority of the market. that have also acquired other independent manufacturers and brands. These two large entities pose a competitive risk to the Company but also a concentration risk to the vendors’ they sell to. Worksport is in an enviable market position by being independent, aggressively priced, innovative, and operationally sound. Worksport has been able to grow revenues with minimal sales efforts with our existing customers and developed close working relationships with our larger clients maintaining close and directly contact.

The area of biggest growth in the tonneau cover market is the segment of aggressively-priced hard folding tonneau covers. Currently, the market distribution is shared by three primary participants, with LKQ/Keystone considered as the market leader.

Private Label Sales

Worksport launched our Private Label service in late 2016. With our portfolio of patents and designs, other large brands in our space has asked us to manufacture product for them, under their own brand (the “Private Label”). The barrier to entry in automotive parts market is very high due to engineering and patent barriers that discourage some competitors to enter into the automotive parts sector. Worksport has been able to successfully navigate and overcome the many barriers to entry, making Worksport among a small number of independent producers of truck bed covers in US and Canada.

Our private label service provides other brands and companies to gain access to the growing tonneau cover market without concern for any of the barriers to entry (patents, design, supply chain etc.). As Worksport develops and patents new and innovative truck bed covers and systems, a myriad of distribution and manufacturing brands can rely on our infrastructure to access the market, while Worksport earns revenues and profits from our innovations and infrastructure.

We are developing a dealer direct “white glove” Private Label service that we believe will be innovative and potentially disruptive in our market. In the “online marketplace”, customers are switching from brick and mortar to online direct purchases. This has left the future of brick and mortar retail stores in question. In the US alone, we estimate there are over 17,000 brick and mortar dealers and distributors of automotive accessories. Through our own market research, we believe that the truck owners generally prefer to see the tonneau cover before purchasing it. As it is a major purchase for truck owners, retail consumers are seeking education at the brick and mortar stores and conducting online searches and purchases for a competitively priced item.

Worksport plans to change this trend by stocking our most popular and well-received items (Tri Fold, Smart Fold, Quas Fold and Forte) in one of two US warehouses and offering these products, just in time, to the dealers that participate in our program in the US as “their own brand” or Private Label which we will plan, organize and manage internally. We will create and own the right to each brand from each dealer that participates in the program. Each dealer can order our product and we can brand that product as their own as it leaves our warehouse to their show room. If successful, this will secure Worksport as a supplier to each dealer that participates in our program in the US. This unique program will ensure that the dealer can make purchases directly from Worksport if they choose to participate in our program.

Intellectual Property Assets

Trademarks

Worksport holds a total of 13 trademark assets in varying stages between published, pending, allowed, and registered.

Country	Mark	Status	Honigman No.	App. No.	Reg. No.
CANADA	TERRAVIS	PENDING	261553-462019	2010520	Not yet registered.
CHINA	TERRAVIS	PENDING	261553-462020	Not yet assigned.	Not yet registered.
EUROPEAN UNION (EUTM & RCD)	TERRAVIS	PUBLISHED	261553-462018	018193012	Not yet registered.
UNITED STATES	TERRAVIS	ALLOWED	261553-455644	88/642,919	Not yet registered.
CANADA	WORKSPORT	REGISTERED	261553-432576	1921042	TMA1077840
UNITED STATES	WORKSPORT	REGISTERED	261553-438694	88/120,025	5,939,355
UNITED STATES	WORKSPORT	PENDING	261553-462563	88/790,893	Not yet registered.
CANADA	WORKSPORT & Design	REGISTERED	261553-418691	1867301	TMA1042302

CHINA	WORKSPORT & Design	PENDING	261553-438699	36311236	Not yet registered.

UNITED STATES	WORKSPORT & Design	REGISTERED	261553-420684	87/674,975	6,008,391

CANADA	W WORKSPORT & Design	REGISTERED	261553-432578	1921043	TMA1077841

UNITED STATES	W WORKSPORT & Design	ALLOWED	261553-438698	88/120,020	Not yet registered.

UNITED STATES	W WORKSPORT & Design	REGISTERED	261553-464832	88/977,056	6,038,920

Patents

Worksport has a total of 14 patents within our intellectual property portfolio in varying stages from Pending, Issued, and Completed.

Country	Title	Patent Type	Status	Appln. No.	Pat. No. / Pub. No.*
US	SYSTEM FOR SECURING A TRUCK BED COVER	Utility	Issued	13/662,157	8,814,249
US-P	STORAGE BAG FOR USE WITH A TONNEAU COVER	Provisional	Completed	62/074,942
PCT	STORAGE BAG FOR USE WITH A TONNEAU COVER	Utility	Completed	PCT/CA2015/051138	WO2016/070277*
US	STORAGE BAG FOR USE WITH A TONNEAU COVER	Utility	Issued	15/524,167	10,252,676
US-P	TONNEAU SYSTEM FOR USE WITH A PICKUP TRUCK	Provisional	Completed	62/074,954
PCT	TONNEAU SYSTEM FOR USE WITH A PICKUP TRUCK	Utility	Completed	PCT/CA2015/051137
US	TONNEAU SYSTEM FOR USE WITH A PICKUP TRUCK	Utility	Issued	15/524,169	10,399,420
US-P	TONNEAU SYSTEM FOR USE WITH A PICKUP TRUCK	Provisional	Completed	62/248,831
PCT	TONNEAU SYSTEM FOR USE WITH A PICKUP TRUCK	Utility	Completed	PCT/CA2016/051247	WO2017/070786*
US	TONNEAU SYSTEM FOR USE WITH A PICKUP TRUCK	Utility	Issued	15/771,957	10,596,887
US-D	TONNEAU SYSTEM FOR USE WITH A PICKUP TRUCK	Divisional	Pending	16/826,939
CA	TONNEAU SYSTEM FOR USE WITH A PICKUP TRUCK	Utility	Pending	3,003,299
US-P	LATCHES AND RAILS FOR USE IN TONNEAU COVERS FOR PICKUP TRUCKS	Provisional	Completed	62/823,316
PCT	LATCH ASSEMBLIES AND RAIL ATTACHMENT FOR A PICKUP TRUCK TONNEAU COVER	Utility	Pending	PCT/US2020/024737

Market:

The 2019 SEMA reports continued growth in the automotive aftermarket over 2019 totaling 46.2 Billion dollar market, representing a 3.6% increase from 2018. Pickup upgrades are the largest sector of the specialty-equipment industry, accounting for 31% of 2019 retail sales. Pickup upgrades are the largest sector of the specialty-equipment industry, accounting for 31% of 2019 retail sales.

The 2018 SEMA Report shows the results of the previous year and indicates that 2017 was another good year for the specialty-equipment industry. The overall size of the market grew to $42.92 billion. The 4% growth continues a multiple-year trend. SEMA projects that enter the market will continue to grow through the end of 2018 and bring retail sales close to $45 billion.

This current growth trend is fueled by strong overall economic performance, including an ongoing decline in unemployment and growth in consumer spending. A strong economy paired with rising consumer confidence means that more people are willing to spend money on discretionary items, such as specialty automotive parts. While new vehicle sales have leveled off, they still remain at near-record highs—close to 17 million per year. Recently announced tariffs on imported steel, aluminum, etc. and other policy changes could affect the economy and the industry in 2018, but to this point, demand has been strong.

Pickup upgrades are the largest sector of the specialty-equipment industry, accounting for 27% of total retail dollars (about $12.03 Billion). In the USA alone there are 158.6 Million registered Light Trucks. Despite the growth of CUVs overall, full-size pickups remain the most common vehicle subtype on the road today. This is likely driven by the continued popularity of domestic half-ton pickups (Ford F-150, Chevrolet Silverado, Ram 1500) throughout the United States, especially in the South. While there is increasing interest in electrification by automakers, electric vehicles comprise less than 1% of light vehicles on the road. Hybrid cars are the only alternative power vehicles to have a notable share of registrations. It will be a long time before they change the face of the U.S. light vehicle fleet.

Top Registered Models

Ford F-150	10.2	M
Chevrolet Silverado 1500	7.1	M
Ram 1500	4.9	M
Toyota Tacoma	3.2	M
Ford F-250 Super Duty	2.8	M
GMC Sierra 1500	2.5	M
Ford Ranger	2.3	M
Chevrolet Silverado 2500	2.1	M
Toyota Tundra	2.0	M
Ford F-350 Super Duty	1.7	M

Of the roughly 56 million pickups in the United States today, nearly 60% of them are either GM Full-Size or Ford F-Series and account for almost 12% of all vehicles on the road. The Ram Pickup also boasts a high number of trucks on the road that brings it in just below the top two in customization potential.

Operations in China

Legal Right to Conduct Operations in China

Presently, other than sales operations in US and Canada, the remaining operations are conducted only in China.Worksport requires a customs bond in the US to import our products. We obtain our customs bond through our customs agent, who imports and clears the product upon entry into the US or Canada. Other than the importer’s customs bond, Worksport requires no other permits or licenses to import our product that is manufactured in China. No regulatory approvals are required. Customs bonds and importer account numbers (CBP in US and CBSA in Canada) are not formal licenses.

Worksport is a paying member of SEMA (Specialty Equipment Manufacturers Association). The association keeps automotive manufacturers apprised of all new regulations, license requirements, and mandates in the automotive industry across US and Canada. Worksport management constantly works with our customs brokers, logistics providers, corporate legal counsel (patent, trademark, general business, and securities) to ensure compliance with any and all permits, licenses, or regulatory approvals required to operate.

We are not aware of any restrictions or conditions that can be imposed, by the government of China, to hinder or affect our ability to manufacture and import our product from China.

Manufacturing in China

Steven Rossi, our CEO, is experienced with doing business in China. and has developed skills to conduct business in China and has been working with overseas factories, including Chinese factories, for the past nine years. Furthermore, Mr. Rossi’s involvement with US factories that work closely with Chinese factories has improved his knowledge of conducting business with Chinese counterparts. Mr. Rossi has been involved in successfully launching seven new products. Specifically, he has contributed to revising products, negotiating prices for each product, on-boarding a total of four factories, as well as working with the patent and trademark legal team to include China as a jurisdiction for our pending trademark and patent applications. while working with various US and Canadian based agents and factory representatives. These agents inform management of the laws and requirements of doing business with factories in China, the local culture, and differences in banking and exchange rates.

As a manufacturing member of SEMA, we have access to industry resources made available through SEMA which keeps Mr. Rossi informed of the laws and requirements of China, role of the government in China, local business culture in China, as well as any differences in banking systems and controls between Canada and China.

Worksport products are manufactured in China according to our specifications and design, using our schematics and blueprints. All of our soft (vinyl) covers are made in a factory in Meizhou, China. All Worksport hard products are manufactured in Foshan, China. Production at both factories can be increased to facilitate volumes up to ten times the current output.

Currently, we rely on third party manufacturers to produce our products in China. However, we now have our own molds and patents, and therefore, are not reliant solely on Chinese manufacturers.

Worksport designs, patents, and owns schematics and blueprints used to manufacture products. Contracting factories to manufacture the product is easier to oversee and change. If Worksport becomes reliant on the factories R&D, product, and patents, this would pose risks and challenges relating to supply concentration and a going concern that the company could lose our supply should the relationship change between the company and our factory. As at the date of this prospectus, the additional “back-up” factory is not producing or manufacturing product for Worksport. However, in Q3 2020, the back-up factory may commence production of some of Worksport’s current and yet to be released product. Note that “launching” a product is presenting the product as a concept to the B2B market, either via direct solicitation’ (phone calls with video or online presentations about the product) or in a trade-show setting. “Releasing a product is when that formally presented product is fully tested, engineered, and all tooling is completed and the product is ready for mass production and sale.

Our model factories are required to handle the sourcing of individual components. The factories offer the Corporation an “all inclusive” price that does not change. Worksport does not own our own tools and molds but instead has ownership and control over the schematics and blueprints of our designs/products and each contracted manufacturer basis our dies and molds on Worksport’s schematics and blueprints. Should a contract between the us and the manufacturer terminate, we would supply the new manufacturer with our schematics and blueprints, bills of materials, procedure sheets, as well as authorized access to our tools, dies and molds. The new manufacturer would then use this data to begin production, which is only authorized after one physical pre-production sample of each model is produced and inspected by Worksport and our engineers. The previous manufacturer would destroy the mold it was using as per our agreements with our current manufacturer.

MAP (Minimum Advertised Price)

To maintain a competitive position in the market, we have implemented and enforced a strict MAP. MAP pricing is enforceable in the US, and it mitigates price/value erosion of our product. This is the lowest price at which the customer can sell our product. In Canada, Manufacturer’s Suggested Retail Price (“MSRP”) is used. However, MSRP is only a suggestion and there are no enforceable measures in the Canadian market to protect against price erosion arising from competing dealers. MAP typically refers to the definite retail pricing of each of our products and differs between the Canadian and the US markets. Our products’ MAP pricing is set to be competitive in relation to competing products, while allowing our distributors, dealers and retailers to generate respectable margins of profit. Moreover, if our MAP pricing is violated by a product being advertised or sold above or below the then current MAP price, we take necessary steps with our customer(s) to remediate pricing to continue and maintain our competitive position in the marketplace. However, there are no guarantees that MAP pricing and other various forms of pricing and product control measures can be effectively monitored and enforced, especially as the Corporation’s market saturation grows.

Components

Our model factories are required to handle the sourcing of individual components. The factories offer the Corporation an “all inclusive” price that does not change.

Environmental Protection

We are committed to high environmental standards and carries out our activities and operations in compliance with all relevant and applicable environmental regulations and best industry practices. Costs of environmental regulatory compliance are not expected to be significant.

Employees, Specialized Skill and Knowledge

As of the date of this Prospectus, we have one employee. Our operations are managed by our directors and officers. Our directors and officers possess a wide range of professional skills that are relevant to pursuing and executing our business strategy. These skills include strong technical skills, expertise in planning and financial controls, ability to execute on business development opportunities, capital markets expertise and entrepreneurial experiences which will allow us to effectively identify, evaluate and execute on value-added initiatives.

We file annual, quarterly, and special reports, proxy statements, and other information with the Securities Exchange Commission (SEC). Reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities of the SEC at 100 F Street N.E., Washington, DC 20549. Such material may also be accessed electronically by means of the SEC’s website at www.sec.gov.

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information contained in this offering circular before deciding whether to invest in shares of Company’s Common Stock. If any of the following risks occur, our business, financial condition or operating results could be harmed. In that case, you may lose part or all of your investment. In the opinion of management, the risks discussed below represent the material risks known to the company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the investment of Common Stock. You should purchase our Common Stock only if you can afford a complete loss of your investment. You should consider all the risks before buying Company’s Common Stock, which may include:

Risks Related to Our Business:

We have limited operating history, our financial position is not robust, and we lack profitable operations to date.

Worksport has incurred net losses since inception and may continue to incur net losses while it builds its business and as such it may not achieve or maintain profitability. The Company’s limited operating history makes it difficult to evaluate its business and prospects, and there is no assurance that the business of the Company will grow or that it will become profitable.

Worksport has been in existence since 2011, which is relatively short compared to our competitors. While the Company has experienced recent substantial growth in our revenues, there is no assurance that our revenues will continue to experience such a trend line, nor even that our revenues will continue to grow. Because of our limited operating history it is difficult to extrapolate any meaningful projections about the Company’s future.

Our competitors are significantly better funded than we are. This could prove detrimental in that we may not have the funds with which to procure a sufficient supply of product to meet demand at some point. Our competitors could engage in predatory pricing or other tactics in an attempt to eliminate our market share. The Company has incurred net losses since inception, and may continue to incur net losses while it builds its business, and as such it may not achieve or maintain profitability.

We have historically incurred significant losses and our financial situation creates doubt whether we will continue as a going concern.

During the year ended December 31, 2019, the Company incurred a net loss of $414,607 and as of that date, the Company’s accumulated deficit was $10,768,906. While the Company has demonstrated the ability to generate revenue, there are no assurances that it will be able to achieve level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available we may be forced to discontinue operations, which would cause investors to lose their entire investment. The accompanying consolidated financial statements do not include any adjustments that might result relating to the recoverability and classification of the asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this risk and uncertainty.

Our independent public accountants have provided their report with a going concern opinion.

The Company’s financial statements were prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. During the six-month period ended June 30, 2020, the Company incurred a net loss of $344,451 and as of that date, the Company’s accumulated deficit was $11,447,598. While the Company has demonstrated the ability to generate revenue, there are no assurances that it will be able to achieve level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment. The accompanying condensed consolidated financial statements do not include any adjustments that might result relating to the recoverability and classification of the asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this risk and uncertainty.

Additionally, because of the going concern, investors in this Offering may lose part or all of their investment if the Company is unable to continue operations.

Even if this Offering is successful, we will need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

The proceeds from this Offering, excluding potential proceeds from the sale of Warrant Shares upon exercise of all the Warrants, will be up to $3,000,000 before deducting offering expenses payable by us. We expect that if the maximum sale of Units and Warrant Shares is achieved, the net proceeds from this Offering will be sufficient to fund our current operations for at least the next twenty-four months. However, we may not achieve the maximum sale of Units and Warrant Shares, and/or our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances or a combination of these approaches. Raising funds in the current economic environment may present additional challenges. It is not certain that we have accounted for all costs and expenses of future development and regulatory compliance. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Our future growth may be limited.

The Company’s ability to achieve its expansion objectives and to manage its growth effectively depends upon a variety of factors, including the Company’s ability to internally develop products, to attract and retain skilled employees, to successfully position and market its products, to protect its existing intellectual property, to capitalize on the potential opportunities it is pursuing with third parties, and sufficient funding. To accommodate growth and compete effectively, the Company will need working capital to maintain adequate inventory levels, develop additional procedures and controls and increase, train, motivate and manage its work force. There is no assurance that the Company’s personnel, systems, procedures and controls will be adequate to support its potential future operations. There is no assurance that the Company will generate revenues from its prospective sales partners and be able to capitalize on additional third party manufacturers.

We rely on third parties for our production which may hinder our ability to grow.

Suppliers: The Company purchases all of its inventory from one supplier source in Asia. The Company has no written agreement with this supplier. The Company carries significant strategic inventories of these materials to reduce the risk associated with this concentration of suppliers. Strategic inventories are managed based on demand. To date, the Company has been able to obtain adequate supplies of the materials used in the production of its products in a timely manner from existing sources. The loss of this key supplier or a delay in shipments could have an adverse effect on its business.

We are reliant on a small number of customers for the majority of our sales.

The following table includes the percentage of the Company’s sales to significant customers for the six months ended June 30, 2020 and 2019, as well as the balance included in revenue and accounts receivable for each significant customer as at June 30, 2020 and 2019. A customer is considered to be significant if they account for greater than 10% of the Company’s annual sales.

	2020		2019
	$	%	$	%
Customer A	56,114	55.7	46,099	3.9%
Customer B	11,355	11.3	23,668	2%
Customer C	-	-	1,014,850	86%

The loss of any of these key customers could have an adverse effect on the Company’s business.

The following table includes the percentage of the Company’s sales to significant customers for the fiscal years ended December 31, 2019 and 2018. A customer is considered to be significant if they account for greater than 10% of the Company’s annual sales:

	2019	2018
Customer A	89%	37.8%
Customer B	-%	31.2%
Customer C	-%	19.8%
Customer D	-%	10.4%
	89%	99.2%

The loss of any of these key customers could have an adverse effect on the Company’s business. At December 31, 2019, $1,912,401 was included in revenue from Company A, representing 89% of the Company’s total sales for the year ended. With Customer A representing 89% of the revenue, the loss of the customer would have an adverse effect on the Company’s revenue.

In 2018, Customer A represented 37.8% or $182,738 of total sales.

There are risks associated with outsourced production that may result in decrease in our profit.

Worksport products are manufactured to our specifications and design in China. All of our soft (vinyl) covers are made in a factory in Meizhou, China. The possibility of delivery delays, product defects and other production-side risks stemming from outsourcers cannot be eliminated. In particular, inadequate production capacity among outsourced manufacturers could result in the Company being unable to supply enough product amid periods of high product demand, the opportunity costs of which could be substantial.

There are risks associated with outsourced production in China and their laws which may have a material adverse effect on our financial stability.

Changes in Chinese laws and regulations, or their interpretation, or the imposition of confiscatory taxation or restrictions are matters over which the Company has no control. While the current leadership, (and the Chinese government), have been pursuing economic reform policies that encourage private economic activity and greater economic decentralization, there is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

For example, the Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited and, in turn, our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our business ventures with Chinese manufacturers were unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions regardless of any purchasing contracts or agreements we may have entered into. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination.

Any rights we may have to specific performance, or to seek an injunction under Chinese law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations, in such guises as currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises.

In that context, we may have to evaluate the feasibility of acquiring alternative or fallback manufacturing capabilities to support the production of our existing and future tonneau cover products. Such development could adversely affect our cost structure inasmuch as we would be required to support sales at an acceptable cost—and might have relatively limited time to so adapt. We have not manufactured these products in the past—and are not expecting to do so in the foreseeable future. That is because developing these technological capabilities and building or purchasing a facility will increase our expenses with no guarantee that we will be able to recover our investment in our manufacturing capabilities.

We engage in cross border sales transactions which present tax risks among other obstacles.

Cross border sales transactions carry a risk of changes in import tax and/or duties related to the import and export of our product, which can result in pricing changes, which will affect revenues and earnings. Cross border sales transactions carry other risks including, but not limited to, changing regulations, wait times, customs inspection and lost or damaged product

We will need additional financing in order to grow our business.

From time to time, in order to expand operations to meet customer demand, the Company will need to incur additional capital expenditures. These capital expenditures are intended to be funded from third party sources, including the incurring of debt and/or the sale of additional equity securities. In addition to requiring additional financing to fund capital expenditures, the Company may require additional financing to fund working capital, research and development, sales and marketing, general and administrative expenditures and operating losses. The incurrence of debt creates additional financial leverage and therefore an increase in the financial risk of the Company’s operations. The sale of additional equity securities will be dilutive to the interests of current equity holders. In addition, there can be no assurance that such additional financing, whether debt or equity, will be available to the Company or that it will be available on acceptable commercial terms. Any inability to secure such additional financing on appropriate terms could have a materially adverse impact on the business, financial condition and operating results of the Company.

We rely on key personnel.

The Company’s success also will depend in large part on the continued service of its key operational and management personnel, including executive staff, research and development, engineering, marketing and sales staff. Most specifically, this includes its President/CEO Steven Rossi who oversees new product development (in lieu of a research and development department) as well as implementation of new products developed, key customer acquisition and retention, overall management and future growth. The Company faces intense competition from its competitors, customers and other companies throughout the industry. Any failure on the Company’s part to hire, train and retain a sufficient number of qualified professionals could impair the business of the Company.

We depend on intellectual property rights that may be infringed upon or infringe upon the intellectual property rights of others.

The Company’s success depends to a significant degree upon its ability to develop, maintain and protect proprietary products and technologies. The Company has 3 Granted Patents, 3 patent applications in Canada and USA, as of 2019. As at the date of filing of this Report, Worksport also has submitted a US, Canada and China Trademark application for “WORKSPORT” on September 17, 2017. However, patents provide only limited protection of the Company’s intellectual property. The assertion of patent protection involves complex legal and factual determinations and is therefore uncertain and potentially expensive. The Company cannot provide assurance that patents will be granted with respect to its pending patent application, that the scope of any patents it might obtain will be sufficiently broad to offer meaningful protection, or that it will develop additional proprietary products that are patentable. In fact, any patents which might issue from the Company’s two pending provisional patent applications with the USPTO could be successfully challenged, invalidated or circumvented. This could result in the Company’s pending patent rights failing to create an effective competitive barrier. Losing a significant patent or failing to get a patent issued from a pending patent application the Company considers significant, could have a material adverse effect on the Company’s business.

We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and cause us to incur substantial costs.

Companies, organizations or individuals, including our competitors, may own or obtain patents, trademarks or other proprietary rights that would prevent or limit our ability to make, use, develop or sell our vehicles or components, which could make it more difficult for us to operate our business. We may receive inquiries from patent or trademark owners inquiring whether we infringe their proprietary rights. Companies owning patents or other intellectual property rights relating to battery packs, electric motors, fuel cells or electronic power management systems may allege infringement of such rights.

Our business may be adversely affected if we are unable to protect our intellectual property rights from unauthorized use by third parties.

Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage, and a decrease in our revenue which would adversely affect our business, prospects, financial condition and operating results. Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we will rely on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to establish and protect our rights in our technology. Patent, trademark, and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of our intellectual property in foreign jurisdictions may be difficult. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our employees, consultants, outsource manufacturers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We are subject to foreign currency risk which may adversely affect our net profit.

The Company is subject to foreign exchange risk as it has two manufacturing facilities in China, markets extensively in both Canadian and U.S. markets, most of the Company’s employees reside in Canada and, to date, the Company has raised funds in Canadian Dollars. Meanwhile, the Company reports results of operations in U.S. Dollars (USD or US$). Since our Canadian customers pay in Canadian Dollar, the Company is subject to gains and losses due to fluctuations in the USD relative to the Canadian Dollar. While having our products manufactured in China, our manufacturers are paid in USD to better avoid the relatively greater fluctuation of the Chinese Yuan (RMB). Any large fluctuations in the exchange between the RMB and USD may cause product costs to increase, therefore affecting revenues and profits, potentially adversely.

We may not be successful in our potential business combinations.

The Company may, in the future, pursue acquisitions of other complementary businesses and technology licensing arrangements. We have been approached by competitors to license one or more of our tonneau cover products. The Company may also pursue strategic alliances and joint ventures that leverage its core products and industry experience to expand its product offerings and geographic presence. The Company has limited experience with respect to acquiring other companies and limited experience with respect to forming collaborations, strategic alliances and joint ventures.

If the Company were to make any acquisitions, it may not be able to integrate these acquisitions successfully into its existing business and could assume unknown or contingent liabilities. Any future acquisitions the Company makes, could also result in large and immediate write-offs or the incurrence of debt and contingent liabilities, any of which could harm the Company’s operating results. Integrating an acquired company also may require management resources that otherwise would be available for ongoing development of the Company’s existing business.

We have competition for our market share which could harm our sales.

We participate in the automotive aftermarket equipment industry which is highly competitive for a relatively limited customer base. Companies that compete in this market are Truck Hero Group, Tonno Pro and Rugged Liner.

In addition, some of our competitors sell their products at prices lower than ours and we compete primarily on the basis of product quality, features, value, service, and customer relationships. Our competitive success also depends on our ability to maintain a strong brand and the belief that customers will need our products and services to meet their growth requirements. The competition that we face in our market — which varies depending on the particular business segment, product lines and customers — may prevent us from achieving sales, product pricing and income goals, which could affect our financial condition and results of operations. In addition, our current competitors are significantly better funded and have a longer operating history than us.

We may not have sufficient product liability insurance to cover potential damages.

The existence of any defects, errors or failures in our products or the misuse of our products could also lead to product liability claims or lawsuits against us. While we paid insurance of $9,724 for the year ended December 31, 2019, we have no assurance this insurance will be adequate to protect us from all material judgments and expenses related to potential future claims or that these levels of insurance will be available at economical prices, if at all. To that extent, product liability insurance is conditional and up for further investigation. A successful product liability claim could result in substantial cost to us. Even if we are fully insured as it relates to a claim, a claim could nevertheless diminish our brand and divert management’s attention and resources, which could have a negative impact on our business, financial condition and results of operations. (See also the “Product Quality” discussion below and the associated recall insurance.)

We may produce products of inferior quality which would cause us to lose customers.

Although the Company makes an effort to ensure the quality of our light truck tonneau cover products, they could from time to time contain defects, anomalies or malfunctions that are undetectable at the time of shipment. These defects, anomalies or malfunctions could be discovered after the Company’s products are shipped to customers, resulting in the return or exchange of the Company’s products, claims for compensatory damages or discontinuation of the use of the Company’s products, which could negatively impact the profits and operating results of the Company. The Company does not presently have product recall, (or similar function), insurance, namely, (in contrast to product liability), insurance that protects a company against broad-scale product manufacturing defects, engineering defects and the costs related to a broad product recall such as shipping, replacement or repairs. Even if in place, there is no guarantee that the full costs of any reimbursements or claims, law suits or litigation would be covered by such insurance. (See also the “Product Liability Insurance” discussion above.)

We may experience patent enforcement and infringement which could force us to spend on legal fees.

The automotive aftermarket has been characterized by significant litigation and other proceedings regarding patents, patent applications and other intellectual property rights. The situations in which we may become parties to such litigation or proceedings may include:

1. litigation or other proceedings we may initiate against third parties to enforce our patent rights or other intellectual property rights;

2. litigation or other proceedings we or our licensee(s) may initiate against third parties seeking to invalidate the patents held by such third parties or to obtain a judgment that our products do not infringe such third parties’ patents; and

3. litigation or other proceedings, third parties may initiate against us to seek to invalidate our patents.

If third parties initiate litigation claiming that our products infringe their patent or other intellectual property rights, we will need to defend against such proceedings.

The costs of resolving any patent litigation or other intellectual property proceeding, even if resolved in our favor, could be substantial. Many of our potential competitors will be able to sustain the cost of such litigation and proceedings more effectively than we can because of their substantially greater resources. In some instances competitors may proceed with litigation or other proceedings pertaining to infringement of their intellectual property as a means to hinder or devaluate the target defendant company, with no intention of the matter being resolved in their favor. Uncertainties resulting from the initiation and continuation of patent litigation or other intellectual property proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other intellectual property proceedings may also consume significant management time and costs. Substantial additional costs may be evident in the event that litigation or other proceedings were initiated against the Company because Worksport would have to seek legal defense or counsel in the province (Canada) or state (U.S.) where the litigation or legal proceedings were filed.

Global economic conditions, such as COVID-19, may adversely affect our industry, business and results of operations.

Our overall performance depends, in part, on worldwide economic conditions which historically is cyclical in character. Key international economies continue to be impacted by a recession, characterized by falling demand for a variety of goods and services, restricted credit, going concern threats to financial institutions, major multinational companies and medium and small businesses, poor liquidity, declining asset values, reduced corporate profitability, extreme volatility in credit, equity and foreign exchange markets and bankruptcies. By way of example, the automotive aftermarket, specifically fuel saving add-ons such as light-truck tonneau covers, is typically not as affected by economic slow-down or recession as other industries or market segments. In markets where our sales occur and go into recession, these conditions affect the rate of spending and could adversely affect our customers’ ability or willingness to purchase our products, and delay prospective customers’ purchasing decisions, all of which could adversely affect our operating results. In addition, in a weakened economy, companies that have competing products may reduce prices which could also reduce our average selling prices and harm our operating results.

The Company faces intense competition from new products and may lose customers to our competition.

The Company’s tonneau cover products face intense competition from its competitors. This competition may increase as new products enter the market, especially those made overseas and marketed and sold directly into the North American market by overseas manufactures. In such an event, the competitors’ products may be of similar or better quality compared to the Company’s products. Alternatively, in the case of generic competition, they may be of equal or better quality and are sold at substantially lower prices than the Company’s products. At times, competitors may also release a generic or re-branded version of a current and successful product at a substantially reduced price in efforts to increase revenues or market share. As a result, if the Company fails to maintain its competitive position, this could have a material adverse effect on its business, cash flow, results of operations, financial position and prospects.

The sale of tonneau cover, like many other non-essential consumer products, has been hampered by COVID-19.

Due to the impact of COVID-19 around the world the Company expects its sales to decrease significantly for the first and second quarter of 2020 as governments around the world entered a lockdown to prevent the spread of COVID-19.

The pick-up truck industry may take longer to recover from the COVID-19 pandemic.

Increased current unemployment and loss of income, as well as any further disruptions from an uptick in new infections related to COVID-19 may materially harm out business prospects. Further upticks in infection, and the related enforcement of governmental restrictions would materially hinder our ability to grow.

Risks Associated with Manufacturing in China

Worksport has a total of two factories that are producing for Worksport. Worksport does not require a specific focus on contracted manufacturing agreements since most risks are mitigated in the following ways:

Copy-cat risks: As discussed above, if a relationship with our manufacturers is terminated, the previous manufacturer would destroy the mold it was using as per our agreements with our current manufacturer. Worksport had new tooling produced with each item having specific logos and taxonomy on each tool that labels that item as OEM for Worksport, which prevents that item from being copied or used/stolen.

Downgraded factory relationship risks: Worksport switches manufacturing to any other assembly factory readily available in China.

Overbooking risks: Worksport on-boards over-flow factory to produce over-flow product. Factories in China can scale quickly. Worksport’s product does not require skilled trades or labor.

Worksport is always working on ways to mitigate risk relating to overseas or foreign manufacturing. Medium term plans are in place to reduce or eliminate the risks for overseas manufacturing. None of the factories’ management, ownership, or affiliates are associated with Worksport our management, directors, or any other roles.

We will continually explore possibilities to manufacture our product within North America (Mexico, USA, Canada). As we develop, we will work towards ultimately attaining our goal of having our product manufactured within North America. To do so, we would require new tooling and equipment and facilities.

Risks Related to Our Stockholders and Purchasing Units

We have not voluntarily implemented various corporate governance measures.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, audit committee oversight and the adoption of a Code of Ethics. Our Board of Directors expects to adopt a Code of Ethics at its next Board meeting. The Company has not adopted exchange-mandated corporate governance measures and, since our securities are not listed on a national securities exchange, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

We may be exposed to potential risks relating to our internal control over financial reporting.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), the SEC has adopted rules requiring public companies to include a report of management on the Company’s internal control over financial reporting in its annual reports. While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequately. In the event we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

We have a large number of authorized but unissued shares of our common stock.

We have approximately 250,000,000 authorized but unissued shares of common stock, which our management may issue without further stockholder approval, thereby causing dilution of your holdings of our common stock. Our management will continue to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions and other transactions, without obtaining stockholder approval, unless stockholder approval is required. If our management determines to issue shares of our common stock from the large pool of authorized but unissued shares for any purpose in the future, your ownership position would be diluted without your further ability to vote on that transaction.

Shares of our common stock may continue to be subject to illiquidity because our shares may continue to be thinly traded and may never become eligible for trading on a national securities exchange.

While we may at some point be able to meet the requirements necessary for our common stock to be listed on a national securities exchange, we cannot assure you that we will ever achieve a listing of our common stock on a national securities exchange. Our shares are currently only eligible for quotation on the OTCQB, which is not an exchange. Initial listing on a national securities exchange is subject to a variety of requirements, including minimum trading price and minimum public “float” requirements, and could also be affected by the general skepticism of such markets concerning companies that are the result of mergers with inactive publicly-held companies. There are also continuing eligibility requirements for companies listed on public trading markets. If we are unable to satisfy the initial or continuing eligibility requirements of any such market, then our stock may not be listed or could be delisted. This could result in a lower trading price for our common stock and may limit your ability to sell your shares, any of which could result in you losing some or all of your investments.

If the price of the shares of our common stock falls, we may lose eligibility for quotation on the OTCQB, which could result in investors losing their investment and would prohibit the Company from further accessing the equity line of credit.

Our shares are currently only eligible for quotation on the OTCQB, which is not an exchange. Since May 1, 2014, there has been continuing eligibility requirements for OTCQB, whereby the price of our common stock can’t fall below $0.01 for thirty consecutive days. If we are unable to satisfy this continuing eligibility requirement of the OTCQB, the quotation of our common stock could be moved to the OTC Pink Sheets. This could result in a lower trading price for our common stock and may limit your ability to sell your shares, any of which could result in you losing some or all of your investments. More importantly, however, this would prohibit the Company from having further access to the equity line of credit, as quotation on the OTC Pink Sheets is insufficient for any such equity lines of credit.

Sales of a substantial number of shares of our Common Stock in the public market could cause the price of our Common Stock to fall.

Sales of a substantial number of shares of our Common Stock in the public market or the perception that these sales might occur could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock. In addition, the sale of substantial amounts of our Common Stock could adversely impact its price.

The market valuation of our business may fluctuate due to factors beyond our control and the value of your investment may fluctuate correspondingly.

The market valuation of emerging growth companies, such as us, frequently fluctuate due to factors unrelated to the past or present operating performance of such companies. Our market valuation may fluctuate significantly in response to a number of factors, many of which are beyond our control, including:

i.	changes in securities analysts’ estimates of our financial performance, although there are currently no analysts covering our stock;

ii.	fluctuations in stock market prices and volumes, particularly among securities of emerging growth companies;

iii.	changes in market valuations of similar companies;

iv.	announcements by us or our competitors of significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;

v.	variations in our quarterly operating results;

vi.	fluctuations in related commodities prices; and

vii.	additions or departures of key personnel.

As a result, the value of your investment in us may fluctuate.

We have never paid dividends on our common stock.

We have never paid cash dividends on our common stock and do not presently intend to pay any dividends in the foreseeable future. Investors should not look to dividends as a source of income.

In the interest of reinvesting initial profits back into our business, we do not intend to pay cash dividends in the foreseeable future. Consequently, any economic return will initially be derived, if at all, from appreciation in the fair market value of our stock, and not as a result of dividend payments.

We may incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

We may face increased legal, accounting, administrative and other costs and expenses as a public company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming.

THE OFFERING

REGULATION A+

We are offering our Common Stock pursuant to recently adopted rules by the Securities and Exchange Commission mandated under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. These offering rules are often referred to as “Regulation A+.” We are relying upon “Tier 2” of Regulation A+, which allows us to offer of up to $50 million in a 12-month period.

In accordance with the requirements of Tier 2 of Regulation A+, we will be required to publicly file annual, semiannual, and current event reports with the Securities and Exchange Commission after the qualification of the offering statement of which this Offering Circular forms a part.

THE OFFERING

Issuer:	Worksport Ltd.

Securities offered by us

A maximum of 40,000,000 units (the “Units”) at an offering price of $0.10 USD per Unit, each Unit being comprised of:

● one share of common stock, $.0001 par value per shares (the “Common Shares”) of the Company; and

● one Common Share purchase warrant (each, “Warrant”) to purchase one additional Common Share (a “Warrant Share”) at an exercise price of $0.20 USD per share, subject to customary adjustments, over a 12-month exercise period following the date of issuance of the Warrant. The Company may call the warrant with a thirty (30) day written notice to the Warrant holder, as described in the Warrant Agreement, attached hereto as Exhibit 4.2.

Common Stock outstanding before the Offering	56,830,129 Common Shares (based on number of Common Shares outstanding as of September 10, 2020).

Warrant Shares Offered:	A maximum of 40,000,000 Warrant Shares at an exercise price of $0.20 USD per Warrant Share, subject to customary adjustments, over a 12-month exercise period following the date of issuance, if not called by the Company. The Company may call the warrant with a thirty (30) day written notice to the Warrant holder, as described in the Warrant Agreement, attached hereto as Exhibit 4.2.

Common Shares to be Outstanding after the Offering:	136,830,129

Price per Unit:	Ten Cents ($0.10) USD.

Price per Warrant Share	$0.20 USD, subject to customary adjustments as described in the form of Warrant Agreement included as Exhibit 4.2 hereto

Maximum Offering:	40,000,000 Units, at an offering price of $0.10 USD per Unit, for total gross proceeds of up to $3,000,000 USD (excluding the exercise of the Warrants to purchase 40,000,000 Warrant Shares with an exercise price of $0.20 USD per Warrant Share, subject to customary adjustments).

Use of Proceeds:	If we sell all of the Units being offered and all of Warrant Shares are exercised, our net proceeds (after our estimated commissions, if any, but excluding our estimated Offering expenses) will be approximately $9,000,000. We will use these net proceeds for our operations, expenses associated with the marketing and advertising of the Offering, working capital, project build out of the resort and general corporate purposes, and such other purposes described in the “Use of Proceeds” section of this Offering Circular.

Risk Factors:	Investing in our Common Stock involves a high degree of risk. See “Risk Factors.”

As of September 10, 2020, 56,830,129 shares of common stock, $.0001 par value per share, were issued and outstanding out of the 299,000,000 shares of common stock authorized. There are 1,000,000 shares of Series A preferred stock authorized and 1,000 Series A outstanding and 100,000 Series B authorized and no Series B outstanding.

State the dates on which the Company sold or otherwise issued securities during the last 12 months, the amount of such securities sold, the number of persons to whom they were sold, and relationship of such persons to the Company at the time of sale, the price at which they were sold and, if not sold for cash, a concise description of the consideration. (Exclude bank debt.)

Unregistered Sales of Equity Securities

During the year ended December 31, 2019, the Company completed one unregistered sales of equity securities, all pursuant to Rule 506(b) of Regulation D. The company raised $30,000 in exchange for 250,000 post consolidation common shares of the company. This consisted of the following investments:

Date	Amount	Securities Purchased
Jan-7-2019	$30,000	250,000
TOTAL	$30,000	250,000

Issuer Purchases of Equity Securities

There were no repurchases of shares of the Company’s common stock during the year ended December 31, 2019.

USE OF PROCEEDS

We will use our best efforts to raise a maximum of $12,000,000 for the Company in this offering, including the exercise of the Warrants. We are requiring no minimum offering proceeds threshold. The table below summarizes how we will utilize the proceeds of this offering, including in the event that the Company raises less than the full amount expected ($12,000,000). The actual amount of proceeds realized may differ from the amounts summarized below (1). In order to successfully carry out our stated goals, the Company would need $750,000 including capital raised in this offering. We anticipate incurring up to $90,000 in offering expenses, SEC reporting and compliance, and to maintain our general and administrative functions over the next twelve months. If we don’t raise sufficient proceeds in this offering or generate sufficient revenue, our working capital goal may not be met. Furthermore, without sufficient proceeds from this offering or the generation of sufficient revenue, some of our other expenses, including advertising and marketing, website design, and operating and equipment may not be incurred or undertaken. While the Company hopes to secure sufficient funds in the Offering described herein, there is no minimum offering amount. If we cannot obtain needed funds, we may be forced to curtail or cease our activities altogether

The following table sets forth the use of the proceeds from this offering for the sale of the 40,000,000 Units, without the exercise of the Warrants:

	25%	50%	75%	100%
Estimated Offering Expense	$22,500.00	$45,000.00	$67,500.00	$90,000.00
Product Inventory	$375,000.00	$750,000.00	$1,125,000.00	$1,500,000.00
Marketing our brand	$187,500.00	$375.00	$562,500.00	$750,000.00
Research & Development	$323,500.00	$665,000.00	$997,500.00	$520,000.00
Working Capital	$82,500.00	$165,000.00	$247,500.00	$330,000.00

Total Net Proceeds	$1,000,000.00	$2,000,000.00	$3,000,000.00	$4,000,000.00

WARRANTS

In the event the Warrants are exercised, and the Company receives up to an additional $9,000,000 in funding, it would be used as follows:

	25%	50%	75%	100%
Product Inventory	$750,000.00	$1,500,000.00	$2,250,000.00	$3,000,000.00
Marketing our brand	$375,000.00	$750,000.00	$1,125,000.00	$500,000.00
Research & Development	$937,500.00	$1,875,000.00	$2,812,500.00	$3,750,000.00
Working Capital	$187,500.00	$375,000.00	$562,500.00	$750,000.00

Total Net Proceeds	$2,250,000.00	$4,500,000.00	$6,750,000.00	$9,000,000.00

Note: After reviewing the portion of the offering allocated to the payment of offering expenses, and to the immediate payment to management and promoters of any fees, reimbursements, past salaries or similar payments, a potential investor should consider whether the remaining portion of his investment, which would be that part available for future development of the Company’s business and operations, would be adequate.

No assets are planned to be acquired from officers, directors, employees or principal stockholders of the Company or their associates.

The Company plans to build up its executive team, support staff and skilled labor with its Salaries & Operating budget.

The Company has sustained operating losses since inception, and it has been dependent upon limited private lending to provide enough working capital in order to finance its operations. Management believes that it can continue to raise debt and equity financing to support its operations. The Company’s ability to continue in existence is dependent upon developing additional sources of capital and/or achieving profitable operations.

The proceeds from this offering would satisfy the Company’s cash requirements for the next 12 months, if realized in full. There is no assurance that we will sell all of the Units, if at all.

We intend to raise additional capital through equity and debt financing as needed, though there cannot be any assurance that such funds will be available to us on acceptable terms, on an acceptable schedule, or at all.

The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our product sales and marketing efforts, the amount of proceeds received from the exercise of the Warrants, and the amount of cash generated through our existing strategic collaborations and any additional strategic collaborations into which we may enter.

DETERMINATION OF OFFERING PRICE

The Company determined the offering price based on the current trading price of the Company’s common stock on OTCQB.

DILUTION

If you purchase shares in this Offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this Offering and the net tangible book value per share of our Common Stock after this Offering.

On June 30, 2020 there were an aggregate of 52,729,916 shares of Company Common Stock issued and outstanding.

Our net tangible book value as of June 30, 2020, was ($1,284,109) or ($0.02) per outstanding share of our Common Stock, based on 52,729,916 outstanding shares of Common Stock at June 30, 2019. Net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

If the maximum 40,000,000 shares of Common Stock in this Offering at the public offering price of $0.10 per share, after deducting approximately $50,000 in maximum sales commissions and other offering expenses payable by us, our pro forma as adjusted net tangible book value would have been approximately $2,665,891 ($0.03 per share) as at June 30, 2020. This amount represents an immediate increase in pro forma net tangible book value of $0.05 per share to our existing stockholders at the date of this Offering Circular, and an immediate dilution in pro forma net tangible book value of approximately ($0.07) per share to new investors purchasing shares of Common Stock in this Offering at a price of $0.10 per share.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after our estimated offering expenses of $50,000):

Funding Level	$4,000,000	$3,000,000	$2,000,000	$1,000,000
Offering Price	$.10	$.10	$.10	$.10
Pro forma net tangible book value per Common Stock share before the Offering	$(0.02)	$(0.02)	$(0.02)	$(0.02)
Increase per common share attributable to investors in this Offering	$0.05	$0.04	$0.03	$0.01
Pro forma net tangible book value per Common Stock share after the Offering	$0.03	$0.02	$0.01	$(0.01)
Dilution to investors	$0.07	$0.08	$0.09	$0.11
Dilution as a percentage of Offering Price	70%	80%	90%	110%

The following tables set forth, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after our estimated offering expenses of $50,000), the total number of shares previously sold to existing stockholders, the total consideration paid for the foregoing and the respective percentages applicable to such purchased shares and consideration paid based on an average price of $0.19 per share paid by existing stockholders and $0.10 per share paid by investors in this Offering.

	Average Price	Shares Purchased		Total Consideration
	Per Share	Number	Percentage	Amount	Percentage
Assuming 100% of Shares Sold:
Existing stockholders	$0.19	52,729,916	57%	$10,001,663	71%
New Investors	$0.10	40,000,000	43%	$4,000,000	29%
Total		92,729,916	100%	$14,001,663	100%

	Average Price	Shares Purchased		Total Consideration
	Per Share	Number	Percentage	Amount	Percentage
Assuming 75% of Shares Sold:
Existing Stockholders	$0.19	52,729,916	64%	$10,001,663	77%
New Investors	$0.10	30,000,000	36%	$3,000,000	23%
Total		82,729,916	100%	$13,001,663	100%

	Average Price	Shares Purchased		Total Consideration
	Per Share	Number	Percentage	Amount	Percentage
Assuming 50% of Shares Sold:
Existing Stockholders	$0.19	52,729,916	73%	$10,001,663	83%
New Investors	$0.10	20,000,000	27%	$2,000,000	17%
Total		72,729,916	100%	$12,001,663	100%

	Average Price	Shares Purchased		Total Consideration
	Per Share	Number	Percentage	Amount	Percentage
Assuming 25% of Shares Sold:
Existing Stockholders	$0.19	52,729,916	84%	$10,001,663	91%
New Investors	$0.10	10,000,000	16%	$1,000,000	9%
Total		62,729,916	100%	$11,001,663	100%

MANAGEMENT’S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

The following management’s discussion and analysis (“MD&A”) should be read in conjunction with financial statements of WKSP for the years ended December 31, 2019 and 2018, and the notes thereto. Additional information relating to WKSP is available at www.franchiseholdingsinternational.com

Safe Harbor for Forward-Looking Statements

Certain statements included in this MD&A constitute forward-looking statements, including those identified by the expressions anticipate, believe, plan, estimate, expect, intend, and similar expressions to the extent they relate to WKSP or its management. These forward-looking statements are not facts, promises, or guarantees; rather, they reflect current expectations regarding future results or events. These forward-looking statements are subject to risks and uncertainties that could cause actual results, activities, performance, or events to differ materially from current expectations. These include risks related to revenue growth, operating results, industry, products, and litigation, as well as the matters discussed in WKSP’s MD&A under Risk Factors. Readers should not place undue reliance on any such forward-looking statements. WKSP disclaims any obligation to publicly update or to revise any such statements to reflect any change in the Company’s expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report.

COVID-19

In December 2019, a novel strain of coronavirus (COVID-19) was reported to have surfaced in Wuhan, China. The virus has since spread to over 150 countries and including Canada and United States. On March 11, 2020, the World Health Organization declared the outbreak a pandemic. In both Canada and United Sates most states/provinces and cities have reacted by instituting lockdown orders, restrictions on travel, “stay at home” rules and restrictions on the types of businesses that may continue to operate, as well as guidance in response to the pandemic and the need to contain it.

As a result of the lockdown orders enacted in the United States, Canada and China the Company expects a disruption to its manufacturing with significant reduction to sales presented in these condensed interim financial statements. As of the date of this financial statement, lockdown orders have been relaxed in parts of the United States, Canada and China, but due to low consumer confidence and disruption to manufacturing the Company expects sales to remain low.

The extent to which the pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this report, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows.

Results of Operations

Revenue

For the six-months ended June 30, 2020, revenue generated from the entire line of Worksport products was $107,129, compared to $1,088,974 for the six-months ended June 30, 2019. The year over year decrease of approximately 90% was attributed to the impact of COVID-19.

For the six-months ended June 30, 2020, revenue generated in Canada was $11,815 compared to $24,894 for the same period in 2019, a decrease of 53%. For the three months ended June 30, 2020, revenue generated in Canada was $546 compared to $(628) for the same period in 2019, an increase of 187%. The rate of exchange between the Canadian Dollar and the United States Dollar during the first six months of fiscal 2020 fluctuated due to COVID-19; the Canadian Dollar decreasing in value compare to United States Dollar on average by $0.1. As a result, Canadian Dollars sales during the first six-months ended June 30, 2020 will be on average lower compared to 2019 when converted to United States Dollar for financial statement reporting purposes. For the six-months ended June 30, 2020, gross revenue generated in the United States was $95,314 compared to $1,064,080 for the same period in 2019. This represents a year-over-year decrease in US-sourced revenue of approximately 91%. For the three months ended June 30, 2020, gross revenue generated in the United States was $65,556 compared to $517,324 for the same period in 2019, an decrease of 87%. The decrease in revenue generated in Canada and United States can be attributed to the lockdown and stay-at-home orders due to the COVID-19 pandemic.

Currently, Worksport works closely with one major distributor in Canada, along with its own contracted distribution and inventory facility in Breinigsville, PA and Depew, NY. This does not include multiple independent online retailers.

Although Worksport currently supports a total of 10 dealers and distributors, Worksport believes the trend of increasing sales through online retailers will continue to outpace the traditional distribution business model. Moreover, reputable online retailer’s customers tend to provide larger sales volumes, greater margin of profit as well as greater protection against price erosion.

Cost of Sales

Cost of sales decreased for the first six months of fiscal 2020, when compared to the first six months of fiscal 2019, by 89% from $804,634 to $85,894. The decrease was primarily due to significantly lower demand as a result of COVID-19. Our cost of sales, as a percentage of sales, was approximately 80% and 74% for six-months ended June 30, 2020 and 2019, respectively. Cost of sales for the three months ended June 30, 2020 were $58,883 compared to $371,686 for the three months ended June 30, 2019. In relation to our cost of sales, as a percentage of sales, was approximately 89% and 72% for the three months ended June 30, 2020 and 2019.

Within cost of sales, freight costs accounted for 23% of cost of sales during the six-months ended June 30, 2020, whereas in 2019, it accounted for 4% of cost of sales. The increase in the percentage of cost of sales is due to increased shipping expenses due increase demand of international delivery due to COVID-19.

Worksport provides its distributors and online retailers an “all-in” wholesale price. This includes any import duty charges, taxes and shipping charges. Discounts are applied if the distributor or retailer chooses to use their own shipping process. Certain exceptions apply on rare occasions where product is shipped outside the contiguous United States or from the United States to Canada. Volume discounts are also offered to certain higher volume customers.

Gross Margin

Gross margin percentage for the six-month periods ended June 30, 2020 and 2019 were 20% and 26% respectively. For the three month ended June 30, 2020 and 2019 gross margin percentage were 11% and 28% respectively. The decrease in gross margin reflects the affect COVID-19 had impacted the Company’s freight costs as stated above increasing from 4% to 23%.

Operating Expenses

Operating expenses decreased for the six-months ended June 30, 2020 by $81,997 to $278,967 compared to $360,964 for the six-months ended June 30, 2019. For the three months ended June 30, 2020 operating expenses were $140,496 compared to $134,321 for the three months ended June 30, 2019.

●	General and administrative expense decreased by $11,057 from $57,787 to $46,730 during the six-months ended June 30, 2020. For the three months ended June 30, 2020 general and administrative expense decreased by $4,392 from $17,216 to $12,824 compared to the three month ended June 30, 2019. The six and three months decrease is attributed to reduced general and administrative expenses as a result of COVID-19.
●	The Company also realized a gain on foreign exchange in the amount of $7,444 during the six-months ended June 30, 2020, a decrease of $13,282 when compared to a gain on foreign exchange of $20,726 during the six-months ended June 30, 2019. For the three months ended June 30, 2020 the Company had a loss on foreign exchange of $282 compared to a gain on foreign exchange of $6,928 for the three months ended June 30, 2019. The decrease on foreign exchange was the result of the Company’s reduced operations in Canadian Dollars related expenses and sales.
●	Professional fees which include accounting, legal and consulting fees, decreased from $273,984 for the six-months ended June 30, 2019 to $228,934 for the six-months ended June 30, 2020. For the three months ended June 30, 2020 and 2019 the Company recognized Professional fees of $119,469 and $101,482 respectively. Professional fees decreased for the three and six-months ended June 30, 2020 and 2019 due to decreased consulting expense.

Other Income and Expenses

Other income and expenses for the six-months ended June 30, 2020 was $86,719 compared with $51,596 as at June 30, 2019. A difference of $35,123 can be attributed to increased interest expense being incurred by the Company during the six months ended June 30, 2020.

Net Loss

Net loss for the six-months ended June 30, 2020 was $344,451 compared to a net loss of $128,220 for the six-months ended June 30, 2019, a change of $216,231 or 169%. For the three months ended June 30, 2020 net loss was $192,185 compare to $1,748 for the three months ended June 30, 2019. The increase in the net loss can be attributed to the decrease in net sales of $450,594 and $981,845 when comparing the three and six-months ended June 30, 2019 to 2020 as a result of COVID-19.

December 31, 2019

Revenue

For the year ended December 31, 2019, revenue from the entire line of Worksport products were $1,926,405, as compared to $481,521 for the year ended, December 31, 2018. The year over year sales increased by approximately 300% as the Company acquired more share of sales of existing customers and increased availability of the Company to fill orders product orders in the USA and Canada.

For the year ended December 31, 2019 revenue generated in Canada was $65,842 compared to $65,190 for the same period in 2018 a increase of 1%. For the year ended December 31, 2019 revenue generated in the United States was $1,860,563 compared to $416,331 for the same period in 2018. This represents an increase in US- source revenue of approximately 347% year-over-year. This increase in the US is primarily attributable the Company’s ability and success to re-enter the US market as of mid-2018, after the allowance of use of the Worksport trademark.

Sales from online retailers of the Worksport products increased from $151,285 in 2018 to $174,793 in 2019, an increase of 16%. Online retailers accounted for 8% of total revenue for the year ended December 31, 2019 compared to 32% for the year ended December 31, 2018. Distributor sales stayed consistent for the year ended December 31, 2019 and 2018 with $64,610 and $64,164 respectively. Private label sales in 2018 were $265,969 and accounted for 56% of total sales. For the year ended December 31, 2019 private label sales were $1,912,401 an increase of 619% or $1,646,432. Worksport expects to continue to grow it’s fields of business as it develops unique and non-competing products to offer to other prospective clients in the US and Canadian markets.

Currently, Worksport works closely with one distributor in Canada, along with its own contracted distribution and inventory facility in Breinigsville, PA and Depew, NY. This does not include independent online retailers.

Although Worksport currently supports a total of 9 dealers and distributors, Worksport will return to a focus on online sales with new inventory being received in the US market for 2020. Worksport continues to believe the trend of increasing sales through online retailers will continue to outpace the traditional distribution business model. Moreover, reputable online retailer’s customers tend to provide larger sales volumes, greater margin of profit as well as greater protection against price erosion.

Cost of Sales

Cost of sales increased by 339% from $384,908 for the year ended December 31, 2018 to $1,687,858 for the year ended December 31, 2019. This increase correlates to the increase in sales for the year ended December 31, 2019. Our cost of sales, as a percentage of sales, was approximately 88% and 80% for the years ended December 31, 2019 and 2018, respectively. The decrease in percentage of sales resulted in a gross margin decrease from 20% for the years ended December 31, 2018 to 12% for the year ended December 31, 2019. This decrease in gross margin is related to the fluctuation in foreign exchange rates used to translate Canadian Dollar sales into United States Dollars for purposes of financial reporting as well as the increased cost for cost of goods sold and cost associated with warehousing inventory, to fulfil just in time sales, in the US market.

Within cost of sales, shipping and freight costs accounted for 3% of cost of sales during the year ended December 31, 2019, whereas in 2018, it accounted for 31% of cost of sales. This decrease is primarily attributed to an increase in volume of sales to a single customer, decreasing shipping and freight cost.

Worksport provides its distributors and online retailers an “all-in” wholesale price. This includes any import duty charges, taxes and shipping charges. Discounts are applied if the distributor or retailer chooses to use their own shipping process. Certain exceptions apply on rare occasions where product is shipped outside the contiguous United Sates or from the United States to Canada. Volume discounts are also offered to certain higher volume customers. Worksport also offers a “dock price” or “pickup program”; where clients are able to pick up product directly from one of Worksport stocking warehouses

Operating Expenses

General and administrative expenses was constant for the year ended December 31, 2019 and 2018. For the year ended December 31, 2019 general and administrative expenses were $238,841 similar to $268,707 for the year ended December 31, 2018. General and administrative expenses consisted of the following changes:

●	Sales wages decreased from $113,121 for the year ended December 31, 2018 to $72,081 for the year ended December 31, 2019.

●	Investor relations decreased by $46,479 or 94% from $49,479 to $3,000 for the year ended December 31, 2019.

●	Insurance decreased by $9,346 or 49% from $19,070 to $9,724 for the year ended December 31, 2019.

●	General expenses was $23,922 for December 31, 2018 increasing by $103,474 to $127,396 for the year ended December 31, 2019. The increase was due to the adoption of ASC 842 Lease Accounting, amortization of property and equipment, repairs and maintenance, and general supplies and expenses.

●	Shipping and freight charges decreased by 58% or $36,475 to $26,641 for the year ended December 31, 2019. The decrease was due to less shipping cost as a result of increase in logistics and bulk shipping.

Professional fees which include accounting, legal fees, consulting fees, and listing and filing fees, decreased from $864,160 for the year ended December 31, 2018 to $570,852 for the year ended December 31, 2019 – a decrease of 34%. Accounting and audit fees increased by 69% from $102,413 to $173,433. Consulting fees decreased by 69% or $415,119 to $189,881 due to the Company completing previous consulting contracts in early 2019. Legal fees increased by $39,537 from $84,836 to $124,373 for the year ended December 31, 2019.

Other Income and Expenses

During the year ended December 31, 2019, the Company reached a legal settlement agreement (the “unwinding”) with an individual investor to dissolve the Debt Settlement and Mutual Release Agreement entered into on January 12, 2018. In accordance to the settlement agreement, 19,055,551 pre-stock split, reserved shares were released and returned to the Company. In addition, 5,944,449 pre-stock split (990,742 post stock split) shares already issued were returned to the Company’s treasury, and cancelled, reducing the companies issued and outstanding shares accordingly. This transaction resulted in a gain on debt settlement of $250,778. The company closed the unwinding in August 2019.

During the year ended December 31, 2018, there was a settlement of payables which resulted in a loss of $495,944 and the issuance of share subscriptions with a fair market value of $650,000.

Net Loss

Net loss for the year ended December 31, 2019 was $414,607 compared to a net loss of $1,763,038 for the year ended December 31, 2018 which is a of 76% decrease in net loss when compared year over year. This decrease was a result of the following:

●	Decrease in operating expenses from $1,307,741 for 2018 to $831,973 for 2019. A decrease of $475,768 or 36%.
●	Increase in gross profit from $96,614 for 2018 to $238,547 for 2019. An increase of $141,933 or 147%.
●	The gain on settlement of debt as discussed above.

Liquidity and Capital Resources

Cash Flow Activities

Cash decreased from June 30, 2019 to June 30, 2020 at $129,698 and $21,111 respectively, as a result of lower sales due to COVID-19. Increase in accounts receivable at June 30, 2019 to 2020 were $60,649 to $35,406 respectively. The increase in accounts receivable as at June 30, 2020 was due to the lifting of COVID-19 quarantine measures. Other receivable decreased by $9,657 due to funds received. Decrease in inventory as at June 30, 2019 and 2020 was $3,820 and $60,136. Decrease in inventory was a result of disruptions to supplier manufacturing from the COVID-19 pandemic. Prepaid expenses increased by $20,925 as at June 30, 2020 compared to a decrease of $115,710 as at June 30, 2019. The difference was due the Company entering into new consulting and marketing services not yet to rendered. Accounts payable and accrued liabilities decreased by $1,042 as at June 30, 2020 compare to June 30, 2019 with an increase of $233,074. The decrease in payables is related to the slowdown in normal operations as a result of the COVID-19 lockdown.

Investing Activities

During the six-months ended June 30, 2020, the Company advanced a further $8,764 to a US based mobile phone development company.

During the six-months ended June 30, 2019, the Company invested $1,198 in warehouse equipment.

Financing Activities

During the first six-months of fiscal 2020, the Company received $182,500 in convertible promissory note, $4,099 from shareholder loans, loan of $32,439 from an unrelated third party and $28,397 ($40,000 CDN) from the Government of Canada. During the first six-months of fiscal 2019, the Company issued $30,000 in issuance of common stock for cash and repayment of $4,312 of shareholder loans.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements with any party.

Critical Accounting Policies

Our discussion and analysis of results of operations and financial condition are based upon our condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these condensed consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an ongoing basis, including those related to provisions for uncollectible accounts receivable, inventories, valuation of intangible assets and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The accounting policies that we follow are set forth in Note 2 to our financial statements as included in the Form 10K filed on May 14, 2020. These accounting policies conform to accounting principles generally accepted in the United States and have been consistently applied in the preparation of the financial statements.

OUR BUSINESS

Worksport was founded in 2011 to take advantage of the limited innovation provided by existing tonneau cover manufacturers. Tonneau covers have remained much the same in price and design since 2005, with one main company controlling a majority of the tonneau cover market. This dynamic market segment is in need of a new innovative manufacturer of high quality, functional, and aggressively priced tonneau covers. Worksport has developed multiple products for the most prominent pick-up trucks available in North America. Details of each product can be found at www.Worksport.com. Worksport sells its products through wholesalers in Canada and the U.S. and through third-party online retailers. Worksport also manufactures its patented designed covers for other businesses under its private label and OEM manufacturing initiative.

On April 20th, 2018, the board of directors approved special resolutions to the articles of incorporation of Truxmart Ltd, as incorporated in the province on Ontario, Canada. The articles of the Corporation were amended to change the name of the Corporation from Truxmart Ltd. to Worksport Ltd.

Description of the Business

We design and distribute truck tonneau covers in US and Canada. We have developed multiple products for the most prominent pick-up trucks available in our market. We sell our products through wholesalers third-party online retailers. Our market consists of three major types of customers:

1.	master warehouse distributors;

2.	dealer-wholesalers; and

3.	end retail consumers.

We currently sell our product line through distributors and dealer networks. In the Canadian market, the majority of our business is with warehouse distributors, and select dealer customers. In the US market, our customer base is mostly dealers and wholesalers. Our products are manufactured in China according to our specifications and design. All of our soft (vinyl) covers are made in a factory in Meizhou, China. All of our hard products are manufactured in Foshan, China. Our soft cover factory is capable of producing 3,000 pieces per month and our hard cover factory is capable of producing 1,500 pieces per month. Production at both factories can be increased within thirty days to facilitate volumes up to ten times the current output without any adverse effects on quality or craftsmanship.

Our Strategy – Business Plan

Worksport Ontario was founded in 2011 to take advantage of the lack of innovation and provided by existing tonneau cover manufacturers. Tonneau covers have remained much the same in price and design since 2005 with two companies controlling a majority of the market share. This dynamic market segment in need of a new innovative manufacturer of high quality and functionality who could offer products at a lower price point. Worksport has developed multiple products for all of the most prominent pick-up trucks available in US and Canada.

Worksport’s current market is the United States and Canada. The Company intends to eventually expand to other market opportunities outside of US and Canada. We also intend to earn revenues from both the automotive specialty equipment market as well as OEM production for global vehicle manufacturers. Other than a standard business license, no permits or regulatory approvals are required to distribute Worksport products to clients in any of the areas in which we operate.

Our market consists of three major types of customers which include: (i) master warehouse distributors; (ii) dealer and wholesalers; and (iii) end retail consumers. Master warehouse distributors stock and distribute product to their customers, which are usually local dealers and wholesalers. Dealers and wholesalers include online retailers and offline local stores which sell product to businesses and retail consumers in their area. Dealers will purchase most of their product from their local distributor who will deliver to them regularly. Retail consumers are the end users of the product. Worksport currently sells our product line through distributors and dealer networks. In the Canadian market, Worksport does the majority of our business with warehouse distributors and select dealer customers. In the US market, Worksport’s customer base is mostly dealers and wholesalers.

Sales are made through calling on dealers, jobbers, and warehouse distributors (of truck accessories), who typically handle product sales and promotion through their in-house sales department. The next step is to have a strong working relationship with dealers and wholesalers who purchase our products, either directly or through distributors. To fully saturate the market, a business must entice the retail consumer to purchase our product by way of a strong internet presence which will consist of YouTube videos and commercials, an interactive website, search engine optimization, social media, among other web-based avenues.

Worksport is targeting key area dealers, distributors and online retainers primarily in the US so that they could become the vendors of Worksport’s innovative and aggressively priced light truck tonneau cover lineup. Worksport has developed a sales lead list which includes 13,000 US-based truck accessory dealers, distributors and retailers and 4,000 new truck dealers. Worksport is in the process of systemically calling on the leads on this list in the attempt of converting the contacts into customers. In Canada, Worksport has a sales lead list of over 3,000 contacts. As Worksport increases our inventory levels to facilitate new sales, Worksport will target select prospective contacts in an attempt to convert them into exclusive and key vendors of the Worksport product lineup.

Since Worksport believes that it is the only independent B2B producer of tonneau covers in the US and in Canada that does not sell directly to customers (B2C), Worksport believes that it can expand our current customer base via the contact list mentioned above. Given the unique ability of Worksport to design, patent, and produce our own line of products, prospective vendors will likely be interested in purchasing our products.

Worksport intends to develop a better online sales strategy concurrent with its offering. Worksport believes increasing sales through online retailers has the potential to outpace the traditional distribution business model. Moreover, reputable online retailer’s customers tend to provide larger sales volumes, greater margin of profit as well as greater protection against price erosion.

Our Products

Worksport’s current product lines are as follows:

Worksport SC3 (introduced in 2011): This product is currently in production and is being offered and sold to customers.) The Worksport Tri Fold (the “Tri Fold”) is our staple soft folding tonneau cover. The Tri Fold is made with features such as stainless steel hardware, double coated vinyl tarp and all aluminum and plastic coated front clamps. The Tri Fold is made available to our customer base at an average cost savings of 5% over competing products.

Worksport SC3Pro (introduced in 2012): This product has been upgraded and redesigned. The Worksport SC3Pro is our second product to market and offers our patented rear Smart Latch system. The Smart Fold is the first innovation in the rear latching system offered on soft folding tonneau covers. The Smart Fold cover comes with all of the same features as the SC3 but with a new rear latch system that allows the cover to be opened by simply pulling a release cable which is a new innovation in the soft tri fold segment of our market.

Worksport SC4 will be the first vinyl wrapped tonneau cover to fold in four sections. This cover will also allow its users full bed access by being foldable upwards towards the rear window of the truck. We chose to make the world’s first soft quad folding cover so this cover is more compact when standing parallel to the back window of a truck, thus eliminating wind resistance and rear window obstruction.

Worksport TC3 model is currently in production and is being sold to customers and has been engineered to be easy to install and operate while being offered at an aggressive cost. The TC3 cover is built using 14 millimeter-thick aluminum panels with a robust honeycomb core, coated in a durable matte-black scratch-resistant powder coating. With robust packaging, the lighter weight TC3also saves time and money with up to 10% more load quantity in a standard 40’ HC container, maximizing value and product profitability.

TC4

Worksport’s TC4 model is currently in design stages. The design will mimic that of the SC4, in that it will fold with four sections, and rotate towards the rear window; allowing full bed access. The cover will have three locking points; with two locking points being cable actuated. The cover will be made using FRP (fiberglass reinforced polymer) panels with a matte black silicate surface, for a durable and desirable matt-black finish.

TC4Pro

Worksport’s TC4Pro model is also currently in development. It will have mirror the TC4, however, it will be offered with all cable-actuated locking mechanisms, for easier operation. Versions of the model will also be offered with expandable cargo division and storage solutions.

TerraVis

The TerraVis cover system by Worksport is in early stage developments. You can view further information at www.goterravis.com. This cover will be based on the TC4 framework, with functional improvements that will allow the cover to depend within the cargo bed of the truck, and rotate upwards towards the back window; to allow the user two methods to gain full bed access. This cover is designed with integrated track systems within the bed of the truck, as well as outside along the outer edge of the cover. These tracks can be used for a myriad of add-on options that will later be designed by Worksport such as: chrome trim, tie downs, cargo cleats, textile storage bags, seating, cargo racks, sliding systems and other features.

The TerraVis system will use mono-crystalline high efficiency solar panels, instead of FRP or Aluminum. The covers solar system will generate an estimated 800-watts of low voltage DC current. The power will them be stored in an integrated, scalable Lithium Iron Phosphate (pr Lithium Ion) battery bank, that can expand to over 2 kilowatts of energy storage. The energy can be stored and inverted to two 2000-watt 110V AC outlets or used to re-charge vehicles onboard battery systems as “emergency power”.

Competitive Conditions

For many years, consumers have had very limited product offerings available to them from tonneau cover manufacturers. The leading manufacturers in Canadian and US market have had very few model developments. The tonneau cover market can be divided into four main styles of covers:

1.	Soft Folding & Roll-up covers (Vinyl covers)

2.	Hard Folding & Standing Covers (Aluminum and FRP)

3.	Solid one piece caps and lids (Plastic & Fiberglass)

4.	Retractable Covers (Plastic & Aluminum)

Our market is dominated by two large entities that have acquired all other independent manufacturers and brands. Truck Accessories Group (TAG) and Truck Hero account for the majority of the market. These two large entities pose a concentration risk to the vendors’ top source of revenues. However, Worksport is in positioned as independent, aggressively priced, innovative, and operationally ethical. Further, we are targeting growth in the folding tonneau covers tonneau cover segment. Currently, the market distribution is shared by three primary participants, with LKQ/Keystone considered as the market leader. Truck Hero Group is the holding company for Extang Corporation, TruXedo, Inc., BedRug, Inc., UnderCo r Inc., Advantage Truck Accessories Inc., Retrax Inc., BAK Industries, NFAB, RealTruck.Com, Auto Customs, and ARE Truck Caps. Such companies account for the majority of the competing brands in US and Canada. Of these covers, the following are comparable and competitive models:

Brand	Model	Price	Worksport	Price
Advantage	Torza Top	$369.00	SC3	$259.00
Extang	Trifecta	$369.00	SC3	$259.00
Extang	Solid Fold	$949.00	TC3	$699.00
Extang	eMax	$469.00	SC4	$399.00
Bak	MX4	$970.00	TC4	$799.00
Rugged Liner	TriFold	$379.00	SC3	$259.00
Rugged Liner	Premium Hard Fold	$849.00	TC3	$699.00
Undercover	Flex	$879.00	TC4	$799.00
Leer	HF650M	$999.00	TC4	$799.00
Leer	HF350M	$879.00	TC3	$699.00
Leer	LATITUDE	$399.00	SC3PRO	$349.00
Leer	LATITUDE SC	$349.00	SC3	$259.00

Private Label Sales

With our portfolio of patents and designs, other large brands in our space has asked us to manufacture product for them, under their own brand (the “Private Label”). We allow other brands and large players to gain access to the growing tonneau cover market without concern for any of the barriers to entry (patents, design, supply chain etc.). As Worksport develops and patents new and innovative truck bed covers and systems, a myriad of distribution and manufacturing brands can rely on our infrastructure to access the market, while Worksport earns revenues and profits from our innovations and infrastructure.

Worksport launched our Private Label in late 2016 with immediate success. The barrier to entry in our market is the highest amongst all automotive parts market. There are engineering and patent barriers that discourage some of the largest market leaders in the automotive parts from entering. Worksport has been able to successfully navigate and overcome the many barriers to entry, making Worksport among only one or two independent producers of truck bed covers in US and Canada.

Secondary to the Private Label program, Worksport plans to offer a dealer direct “white glove” Private Label service that we classify as potentially disruptive in our market. In the “online marketplace” era, a vast majority of customers are switching from brick and mortar to online direct purchases. This has left the future of brick and mortar retail stores in question. In the US alone, there are over 17,000 brick and mortar dealers and distributors of automotive accessories and growing. Through market research, we have discovered that a new trend is arising, caused by the monopolization of the market in the US, by our competitor (Truck Hero and Truck Accessory Group), paired with the “Amazon affect” (retail clients buying online). The trend is that the truck owners generally prefer to see the tonneau cover before purchasing it. As it is a major purchase for truck owners, retail consumers are seeking education at the brick and mortar stores and conducting online searches and purchases for a competitively priced item.

Worksport plans to change this trend by stocking, in large volumes, up to four of our most popular and well-received items (Tri Fold, Smart Fold, Quas Fold and Forte) in one of two US warehouses and offering these products, just in time, to the dealers that participate in our program in the US as “their own brand” (or Private Label). This will be done with an intense amount of planning and organization. We will create and own the right to each brand from each dealer that participates in the program. Each dealer can order our product and we can brand that product as their own as it leaves our warehouse to their show room. If successful, this will secure Worksport as a supplier, by contract and ownership, to each dealer that participates in our program in the US. This unique program will ensure that the dealer can make all purchases from Worksport if they choose to participate in our program.

Intellectual Property Assets

Trademarks

Worksport holds a total of 13 trademark assets in varying stages between published, pending, allowed, and registered.

Country	Mark	Status	Honigman No.	App. No.	Reg. No.
CANADA	TERRAVIS	PENDING	261553-462019	2010520	Not yet registered.
CHINA	TERRAVIS	PENDING	261553-462020	Not yet assigned.	Not yet registered.
EUROPEAN UNION (EUTM & RCD)	TERRAVIS	PUBLISHED	261553-462018	018193012	Not yet registered.
UNITED STATES	TERRAVIS	ALLOWED	261553-455644	88/642,919	Not yet registered.
CANADA	WORKSPORT	REGISTERED	261553-432576	1921042	TMA1077840
UNITED STATES	WORKSPORT	REGISTERED	261553-438694	88/120,025	5,939,355
UNITED STATES	WORKSPORT	PENDING	261553-462563	88/790,893	Not yet registered.
CANADA	WORKSPORT & Design	REGISTERED	261553-418691	1867301	TMA1042302

CHINA	WORKSPORT & Design	PENDING	261553-438699	36311236	Not yet registered.

UNITED STATES	WORKSPORT & Design	REGISTERED	261553-420684	87/674,975	6,008,391

CANADA	W WORKSPORT & Design	REGISTERED	261553-432578	1921043	TMA1077841

UNITED STATES	W WORKSPORT & Design	ALLOWED	261553-438698	88/120,020	Not yet registered.

UNITED STATES	W WORKSPORT & Design	REGISTERED	261553-464832	88/977,056	6,038,920

Patents

Worksport has a total of 14 patents within our intellectual property portfolio in varying stages from Pending, Issued, and Completed.

Country	Title	Patent Type	Status	Appln. No.	Pat. No. / Pub. No.*
US	SYSTEM FOR SECURING A TRUCK BED COVER	Utility	Issued	13/662,157	8,814,249
US-P	STORAGE BAG FOR USE WITH A TONNEAU COVER	Provisional	Completed	62/074,942
PCT	STORAGE BAG FOR USE WITH A TONNEAU COVER	Utility	Completed	PCT/CA2015/051138	WO2016/070277*
US	STORAGE BAG FOR USE WITH A TONNEAU COVER	Utility	Issued	15/524,167	10,252,676
US-P	TONNEAU SYSTEM FOR USE WITH A PICKUP TRUCK	Provisional	Completed	62/074,954
PCT	TONNEAU SYSTEM FOR USE WITH A PICKUP TRUCK	Utility	Completed	PCT/CA2015/051137

US	TONNEAU SYSTEM FOR USE WITH A PICKUP TRUCK	Utility	Issued	15/524,169	10,399,420
US-P	TONNEAU SYSTEM FOR USE WITH A PICKUP TRUCK	Provisional	Completed	62/248,831
PCT	TONNEAU SYSTEM FOR USE WITH A PICKUP TRUCK	Utility	Completed	PCT/CA2016/051247	WO2017/070786*
US	TONNEAU SYSTEM FOR USE WITH A PICKUP TRUCK	Utility	Issued	15/771,957	10,596,887
US-D	TONNEAU SYSTEM FOR USE WITH A PICKUP TRUCK	Divisional	Pending	16/826,939
CA	TONNEAU SYSTEM FOR USE WITH A PICKUP TRUCK	Utility	Pending	3,003,299
US-P	LATCHES AND RAILS FOR USE IN TONNEAU COVERS FOR PICKUP TRUCKS	Provisional	Completed	62/823,316
PCT	LATCH ASSEMBLIES AND RAIL ATTACHMENT FOR A PICKUP TRUCK TONNEAU COVER	Utility	Pending	PCT/US2020/024737

Market: Latest Data from 2018 SEMA Report

*this report is the latest specific market data available. Data for 2019 will be forthcoming in late 2020 or early 2021.

The 2018 SEMA Report shows the results of the previous year and indicates that 2017 was another good year for the specialty-equipment industry. The overall size of the market grew to $42.92 billion. The 4% growth continues a multiple-year trend. SEMA projects that enter the market will continue to grow through the end of 2018 and bring retail sales close to $45 billion.

This current growth trend is fueled by strong overall economic performance, including an ongoing decline in unemployment and growth in consumer spending. A strong economy paired with rising consumer confidence means that more people are willing to spend money on discretionary items, such as specialty automotive parts. While new vehicle sales have leveled off, they still remain at near-record highs—close to 17 million per year. Recently announced tariffs on imported steel, aluminum, etc. and other policy changes could affect the economy and the industry in 2018, but to this point, demand has been strong.

Pickup upgrades are the largest sector of the specialty-equipment industry, accounting for 27% of total retail dollars (about $12.03 Billion). In the USA alone there are 158.6 Million registered Light Trucks. Despite the growth of CUVs overall, full-size pickups remain the most common vehicle subtype on the road today. This is likely driven by the continued popularity of domestic half-ton pickups (Ford F-150, Chevrolet Silverado, Ram 1500) throughout the United States, especially in the South. While there is increasing interest in electrification by automakers, electric vehicles comprise less than 1% of light vehicles on the road. Hybrid cars are the only alternative power vehicles to have a notable share of registrations. It will be a long time before they change the face of the U.S. light vehicle fleet.

Top Registered Models

Ford F-150	10.2M
Chevrolet Silverado 1500	7.1M
Ram 1500	4.9M
Toyota Tacoma	3.2M
Ford F-250 Super Duty	2.8M
GMC Sierra 1500	2.5M
Ford Ranger	2.3M
Chevrolet Silverado 2500	2.1M
Toyota Tundra	2.0M
Ford F-350 Super Duty	1.7M

Of the roughly 56 million pickups in the United States today, nearly 60% of them are either GM Full-Size or Ford F-Series.

These two models account for almost 12% of all vehicles on the road. The Ram Pickup also boasts a high number of trucks on the road that brings it in just below the top two in customization potential. The rebirth of several mid-size models are also expected to provide a boost to the pickup category as these platforms may bring in new buyers. Other top pickups for accessorizing include mid-size and full-size offerings from Toyota and Nissan, which have a significant number of enthusiast owners.

Operations in China

Legal Right to Conduct Operations in China

Presently, other than sales operations in US and Canada, the remaining operations are conducted only in China. Worksport requires a customs bond in the US to import our products. We obtain our customs bond through our customs agent, who imports and clears the product upon entry into the US or Canada. Other than the importer’s customs bond, Worksport requires no other permits or licenses to import our product that is manufactured in China. No regulatory approvals are required. Customs bonds and importer account numbers (CBP in US and CBSA in Canada) are not formal licenses.

Worksport is a paying member of SEMA (Specialty Equipment Manufacturers Association). The association keeps automotive manufacturers apprised of all new regulations, license requirements, and mandates in the automotive industry across US and Canada. Worksport management constantly works with our customs brokers, logistics providers, corporate legal counsel (patent, trademark, general business, and securities) to ensure compliance with any and all permits, licenses, or regulatory approvals required to operate.

We are not aware of any restrictions or conditions that can be imposed, by the government of China, to hinder or affect our ability to manufacture and import our product from China.

Manufacturing in China

Currently, Steven Rossi, our CEO, is the only director experienced in conducting business in China. Management works with various US and Canadian based agents and factory representatives. These agents inform management of the laws and requirements of doing business with factories in China, the local culture, and differences in banking and exchange rates. Management is highly skilled and experienced with doing business in China.

Steven Rossi has been working with overseas factories, including Chinese factories, for the past nine years. Furthermore, Mr. Rossi’s involvement with US factories that work closely with Chinese factories has improved his knowledge of conducting business with Chinese counterparts. Mr. Rossi has been involved in successfully launching seven new products. Specifically, he has contributed to revising products, negotiating prices for each product, on-boarding a total of four factories, as well as working with the patent and trademark legal team to include China as a jurisdiction for our pending trademark and patent applications.

As a manufacturing member of SEMA, we have access to network resources made available through SEMA. This keeps Mr. Rossi informed of the laws and requirements of China, role of the government in China, local business culture in China, as well as any differences in banking systems and controls between Canada and China.

Worksport products are manufactured in China according to our specifications and design, using our schematics and blueprints. All of our soft (vinyl) covers are made in a factory in Meizhou, China. All Worksport hard products are manufactured in Foshan, China. Our soft cover factory is capable of producing 3,000 pieces per month and our hard cover factory is capable of producing 1,500 pieces per month. Production at both factories can be increased within thirty days to facilitate volumes up to ten times the current output without any stress on their capacity.

Currently, we rely relies on two third party manufacturers to produce our products in China. However, we now have our own molds and patents, and therefore, are not reliant solely on Chinese manufacturers.

Worksport designs, patents, and owns schematics and blueprints used to manufacture products. Contracting factories to manufacture the product is easier to oversee and change. If Worksport becomes reliant on the factories R&D, product, and patents, this would pose risks and challenges relating to supply concentration and a going concern that the company could lose our supply should the relationship change between the company and our factory. As at the date of this prospectus, the additional “back-up” factory is not producing or manufacturing product for Worksport. However, in Q3 2020, the back-up factory may commence production of some of Worksport’s current and yet to be released product. Note that “launching” a product is presenting the product as a concept to the B2B market, either via direct solicitation’ (phone calls with video or online presentations about the product) or in a trade-show setting. “Releasing a product is when that formally presented product is fully tested, engineered, and all tooling is completed and the product is ready for mass production and sale.

Worksport does not own our own tools and molds but instead has ownership and control over the schematics and blueprints of our designs/products and each contracted manufacturer basis our dies and molds on Worksport’s schematics and blueprints. Should a contract between the us and the manufacturer terminate, we would supply the new manufacturer with our schematics and blueprints, bills of materials, procedure sheets, as well as authorized access to our tools, dies and molds. The new manufacturer would then use this data to begin production, which is only authorized after one physical pre-production sample of each model is produced and inspected by Worksport and our engineers. The previous manufacturer would destroy the mold it was using as per our agreements with our current manufacturer.

MD&A: Factors Associated with Manufacturing in China

Worksport has a total of two factories that are producing for Worksport. Worksport does not require a specific focus on contracted manufacturing agreements since most risks are mitigated in the following ways:

Copy-cat risks: As discussed above, if a relationship with our manufacturers is terminated, the previous manufacturer would destroy the mold it was using as per our agreements with our current manufacturer. Worksport had new tooling produced with each item having specific logos and taxonomy on each tool that labels that item as OEM for Worksport, which prevents that item from being copied or used/stolen.

Downgraded factory relationship risks: Worksport switches manufacturing to any other assembly factory readily available in China.

Overbooking risks: Worksport on-boards over-flow factory to produce over-flow product. Factories in China can scale quickly. Worksport’s product does not require skilled trades or labor.

Worksport is always working on ways to mitigate risk relating to overseas or foreign manufacturing. Medium term plans are in place to reduce or eliminate the risks for overseas manufacturing. None of the factories’ management, ownership, or affiliates are associated with Worksport our management, directors, or any other roles.

We will continually explore possibilities to manufacture our product within North America (Mexico, USA, Canada). As we develop, we will work towards ultimately attaining our goal of having our product manufactured within North America. To do so, we would require new tooling and equipment and facilities.

MAP (Minimum Advertised Price)

To maintain a competitive position in the market, we have implemented and enforced a strict MAP. MAP pricing is enforceable in the US, and it mitigates price/value erosion of our product. This is the lowest price at which the customer can sell our product. In Canada, Manufacturer’s Suggested Retail Price (“MSRP”) is used. However, MSRP is only a suggestion and there are no enforceable measures in the Canadian market to protect against price erosion arising from competing dealers. MAP typically refers to the definite retail pricing of each of our products and differs between the Canadian and the US markets. Our products’ MAP pricing is set to be competitive in relation to competing products, while allowing our distributors, dealers and retailers to generate respectable margins of profit. Moreover, if our MAP pricing is violated by a product being advertised or sold above or below the then current MAP price, we take necessary steps with our customer(s) to remediate pricing to continue and maintain our competitive position in the marketplace. However, there are no guarantees that MAP pricing and other various forms of pricing and product control measures can be effectively monitored and enforced, especially as the Corporation’s market saturation grows.

Components

Our model factories are required to handle the sourcing of individual components. The factories offer the Corporation an “all inclusive” price that does not change.

Environmental Protection

We are committed to high environmental standards and carries out our activities and operations in compliance with all relevant and applicable environmental regulations and best industry practices. Costs of environmental regulatory compliance are not expected to be significant.

Employees, Specialized Skill and Knowledge

As of the date of this Prospectus, we have one employee. Our operations are managed by our directors and officers. Our directors and officers possess a wide range of professional skills that are relevant to pursuing and executing our business strategy. These skills include strong technical skills, expertise in planning and financial controls, ability to execute on business development opportunities, capital markets expertise and entrepreneurial experiences which will allow us to effectively identify, evaluate and execute on value-added initiatives.

Transfer Agent

The transfer agent for our Common Stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209, 303-282-4800 www.corporatestock.com

DESCRIPTION OF PROPERTY

We currently occupy office space in Toronto, Ontario. All Worksport product in the USA is stocked by a bonded third-party logistics warehouse at an annual rent of approximately $10,000. We have virtually no owned equipment and rely on contracted logistics partners and their equipment to support Worksport’s supply chain and distribution.

DIRECTORS, EXECUTIVE OFFICERS & CORPORATE GOVERNANCE

Our Directors and Executive Officers, ages and position held with us is as follows:

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees(*)
Executive Officers: Steven Rossi	President and Secretary	34	November 7, 2014
Michael Johnston	Chief Financial Officer	39	December 5, 2017
Directors: Steven Rossi	Director Audit Committee	34	November 7, 2014	N/A
Paul Haber **	Director	47	October 27, 2017 to September 3, 2020	N/A
Lorenzo Rossi	Director	66	December 9, 2014	N/A
Craig Loverock	Director; Chair of Audit Committee	49	April 22, 2019	N/A

* There are no part-time employees.

** Resigned September 3, 2020.

The persons named above are expected to hold said offices/positions until the next annual meeting of our stockholders. Mr. Steven Rossi cannot be considered to be an independent director.

Mr. Steven Rossi attended from the University of Toronto from 2005 to 2007, majoring in Life Science. He founded two companies in 2005 and 2006: 2230164 Ontario, Inc. and Scrap my Junk Car. Both businesses are still in operation and Mr. Rossi is not active in the business operations at this time. Mr. Rossi established, developed and ran both of these automotive related companies at the same time for five years. Since founding Worksport, Mr. Rossi has been granted one U.S. Patent on tonneau cover design and has filed three more U.S. and Canadian Patent applications. He has licensed all patents to Worksport on an exclusive basis.

Mr. Johnston CA, CPA, a graduate of the University of Western Ontario, is a partner at Toronto’s Forbes Andersen LLP, Chartered Professional Accountants, and offers over 12 years of experience with both private and public companies.

Mr. Haber, age 47, has been involved in corporate finance and capital markets for over 18 years. He has helped many companies navigate the IPO/RTO process and has participated in numerous M&A and financing transactions.

Mr. Haber currently sits on the board of directors of South American Silver Corp. (TSX:SAC) and Chinapintza Mining Corp. (TSXV:CPA). Mr. Haber is a past director of High Desert Gold Corp., China Health and Diagnostics Ltd., IND Dairytech Inc., Migao Corporation. Mr. Haber is also active in the TSX Venture Capital Pool Company program having helped found the Black Birch Capital Acquisition series of CPCs as well as many others. Mr. Haber started his career with Coopers & Lybrand (now PricewaterhouseCoppers LLP). He is both a Chartered Accountant and a Certified Public Accountant, with an Honours Bachelors of Arts Degree in Management from the University of Toronto. Mr. Haber was awarded his Chartered Director designation from the DeGroote School of Business in partnership with the Conference Board of Canada.

Mr. Lorenzo Rossi received a Master of Education in 1995 from the University of Toronto and a Bachelor of Arts from Laurentian University in 1977. Since 2005 he has been the Computer Science & Communications Technology Department Head at the Cardinal Carter Academy for the Arts of the Toronto Catholic District Schools. Mr. Lorenzo Rossi is the father of Mr. Steven Rossi.

Craig Loverock, CPA, CA, is a Chartered Professional Accountant with over 24 years’ experience in accounting and finance roles in Canada, the United States and England. Mr. Loverock has been the Chief Financial Officer and Corporate Secretary at Contagious Gaming Inc. since November 30, 2015, and currently serves as the Chief Financial Officer of Sproutly Canada, Inc. From October 2014 to May 2015, he served as the Chief Financial Officer of VoiceTrust Inc. From November 2012 to October 2014, he served as the Chief Financial Officer and Chief Compliance Officer of Quartz Capital Group Ltd. From January 2010 to November 2012, he provided Chief Financial Officer consulting services to a number of high-growth businesses. Mr. Loverock served as the Senior Financial Advisor to the Chairman at Magna International from August 2007 to January 2010. Mr. Loverock received his Chartered Accountant designation from the Institute of Chartered Accountants, Ontario in 1997.

Committees of the Board of Directors

Currently, we have an audit committee which is chaired by Mr. Craig Loverock. We currently have no other committees, including nominating and compensation committees. We intend to add such committees as we grow.

Director and Executive Compensation

During the year ended December 31, 2019, Steven Rossi was paid salaries of $65,589 (2018 - $63,796)

Employment Agreements

We have no written employment agreements with any of our executive officer or key employee.

Equity Incentive Plan

We adopted the Plan on July 5, 2015. The Plan provides for the grant of the following types of stock awards: (i) incentive stock options, (ii) non-statutory stock options, (iii) stock appreciation rights, (iv) restricted stock awards, (v) restricted stock unit awards and (vi) other stock awards. The Plan is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock. The Board will administer the Plan. Up to 100,000,000 shares may be issued under the Plan. No other stock options or similar instruments have been granted to any of our officers or directors pursuant to the Plan.

Indemnification and Limitation on Liability of Directors

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by Nevada law. Nothing contained in the provisions will be construed to deprive any director of his right to all defenses ordinarily available to the director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Involvement in Certain Legal Proceedings

During the past five years none of our directors, executive officers, promoters or control persons was:

1)	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2)	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3)	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or
4)	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Code of Business Conduct and Ethics

Our Board plans to adopt a written code of business conduct and ethics (“Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We intend to post on our website a current copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code.

Evaluation of Disclosure Controls and Procedures

We carried out an evaluation, under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)). Based upon that evaluation, our principal executive officer and principal financial officer concluded that, as of the end of the period covered in this report, our disclosure controls and procedures were not effective to ensure that information required to be disclosed in reports filed under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the required time periods and is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

Our management, including our principal executive officer and principal financial officer, does not expect that our disclosure controls and procedures or our internal controls will prevent all error or fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. To address the material weaknesses, we performed additional analysis and other post-closing procedures in an effort to ensure our consolidated financial statements included in this registration statement have been prepared in accordance with generally accepted accounting principles. Accordingly, management believes that the financial statements included in this report fairly present in all material respects our financial condition, results of operations and cash flows for the periods presented.

Management’s Report on Internal Control over Financial Reporting.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act, as amended. Internal control over financial reporting is a process designed by, or under the supervision of, the Chief Executive Officer and Principal Accounting Officer and effected by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

The framework our management uses to evaluate the effectiveness of our internal control over financial reporting is based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). Based on our evaluation under the framework described above, our management has concluded that our internal control over financial reporting was ineffective as of December 31, 2019 due to the same material weaknesses that rendered our disclosure controls and procedures ineffective. The Company’s internal control over financial reporting is not effective due to a lack of sufficient resources to hire a support staff in order to separate duties between different individuals. The Company lacks the appropriate personnel to handle all the varying recording and reporting tasks on a timely basis. The Company plans to address these material weaknesses as resources become available by hiring additional professional staff, such as a Chief Financial Officer, as funding becomes available, outsourcing certain aspects of the recording and reporting functions, and separating responsibilities. We have identified the following material weaknesses.

1.	As of December 31, 2019, we did not maintain effective controls over the control environment. Specifically, we have not developed and effectively communicated to our employees the accounting policies and procedures. This has resulted in inconsistent practices. Further, the Board of Directors does not currently have any independent members and no director qualifies as an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. Since these entity level programs have a pervasive effect across the organization, management has determined that these circumstances constitute a material weakness.

2.	As of December 31, 2018, we did not maintain effective controls over financial statement disclosure. Specifically, controls were not designed and in place to ensure that all disclosures required were originally addressed in our financial statements. Accordingly, management has determined that this control deficiency constitutes a material weakness.

Because of these material weaknesses, management has concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2018, based on the criteria established in “INTERNAL CONTROL-INTEGRATED FRAMEWORK” issued by the COSO.

Change In Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during our last fiscal year that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Attestation Report of the Registered Public Accounting Firm

This registration statement does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our registered public accounting firm pursuant to temporary rules of the SEC that permit us to provide only management’s report in this annual report.

EXECUTIVE COMPENSATION

The following summary compensation table reflects all compensation awarded to, earned by, or paid to our Chief Executive Officer and president and other employees for all services rendered to us in all capacities during 2018 and 2019.

Summary Compensation Table

Name and Position	Year	Salary ($)	All Other Compensation	Total ($)

Steven Rossi, CEO and Chairman of the Board*	2018	$63,796	$0	$63,796
	2019	$65,589	$0	$65,589

Michael Johnston**	2018	$0	$0	$0
	2019	$0	$0	$0

* appointed as an officer and director effective November 7, 2014.

**appointed on December 5, 2017

Employment Agreements

We have no written employment agreements with any of our executive officer or key employee.

Director Compensation

The following table sets forth director compensation as of December 31, 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Steven Rossi *	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Paul Haber **	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Lorenzo Rossi ***	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Craig Loverock ****	-0-	-0-	-0-	-0-	-0-	-0-	-0-

* appointed as an officer and director effective November 7, 2014

** appointed as an officer and director effective October 27, 2017 and resigned on September 3, 2020

*** appointed as a director effective December 9, 2014

****appointed April 22, 2019

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

Particular Transactions

Steven Rossi is the owner of U.S. Patent #8,814,249 filed on October 26, 2012 and issued on May 1, 2014. Worksport paid $7,718 in patent filing expenses. Worksport licenses this patent from Mr. Rossi.

During the year ended December 31, 2019, the Company recorded salaries expense of $65,589 (2018 - $63,796) related to services rendered to the Company by its major shareholder and CEO.

Controlling Persons

The Company is not aware of any agreements or understandings by a person or group of persons that could be construed as a controlling person.

Director Independence

Our board of directors consists of Messrs. Rossi, and Rossi. The board considers all relevant facts and circumstances in its determination of independence of all members of the board (including any relationships set forth in this prospectus under the heading “Certain Related Person Transactions). After review of the Directors by the Board, and specifically by the Chairman of the Board, it has been determined that no board members are considered independent. The Company uses the term “independent” as described by NASDAQ.

SECURITY OWNERSHIP OF MANAGEMENT & CERTAIN SECURITYHOLDERS

The following sets forth the number of shares of our $0.0001 par value common stock beneficially owned by (i) each person who, as of September 10, 2020, was known by us to own beneficially more than five percent (5%) of its common stock; (ii) our individual Director and (iii) our Officer and Director as a group. A total of 56,830,129 common shares were issued and outstanding as of September 10, 2020.

Name and Address of Beneficial Owner	Number of Shares Owned	Percentage of Ownership
Steven Rossi (1)
414-3120 Rutherford Rd
Vaughan, Ontario, Canada L4K 0B1	13,583,397	24%

Michael Johnston
414-3120 Rutherford Rd
Vaughan, Ontario, Canada L4K 0B1	0	0.0%

Lorenzo Rossi
414-3120 Rutherford Rd
Vaughan, Ontario, Canada L4K 0B1	0	0.0%

Craig Loverock
414-3120 Rutherford Rd
Vaughan, Ontario, Canada L4K 0B1	0	0.0%

All Officers and Directors as a Group	13,583,397	24%

Mr. Rossi also owns 1,000 Series A Preferred Shares which has the right to vote fifty(51%) percent of the common stock

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our capital stock as provided in our certificate of incorporation, bylaws and certificate of designation. For more detailed information, please see our certificate of incorporation, bylaws and certificate of designation which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

General

The Company is authorized to issue two classes of stock. The total number of shares of stock which the Company is authorized to issue is Three Hundred Million (300,000,000) shares of capital stock, consisting of Two Hundred Ninety-Nine Million (299,000,000) shares of Common Stock, $0.0001 par value and One Million One Hundred (1,100,000) shares of preferred stock, $0.0001 par value (the “Preferred Stock”) with 1,000,000 shares of Series A Preferred Stock Authorized and 100,000 shares of Series B Preferred Stock authorized. There are currently 1,000 Series A Preferred Stock outstanding and no shares of Series B Preferred Stock outstanding.

Indebtedness.

The following tables shows the balance of the notes payable as of December 31, 2019, 2018, 2017:

Balance as at December 31, 2017	$275,844
Additions	22,639
Payment	(11,058)
Balance as at December 31, 2018	$287,425
Additions	-
Payments	(19,544)
Balance as at December 31, 2019	$267,881

2019 Notes Payable

During the year ended December 31, 2019 the Company extended the maturity dates of all secured promissory notes in the amount of $79,000 and $96,091 ($123,231 Canadian Dollars) to be due on April 1, 2021.

During the year ended December 31, 2019 the Company extended the maturity dates of all unsecured promissory notes in the amount of $50,000 and $53,848 ($67,700 Canadian Dollars) to be due on October 8, 2020 and November 3, 2020 respectively.

During the year ended December 31, 2019 the Company repaid $9,545 ($12,000 Canadian dollars) and $10,000 of its unsecured promissory notes. In addition, the Company paid $8,113 in interest for outstanding unsecured promissory notes.

2018 Notes Payable

During the year ended December 31, 2018, the Company issued two additions to the original unsecured promissory note of July 2016, totaling $22,639 ($30,884 Canadian dollars). Interest is accrued at 18% per annum, payable monthly. The payment terms of the original note including these additions are due “upon completion of going public on the Canadian Securities Exchange, with no change in interest rate.

2017 Notes Payable

During the year ended December 31, 2017, the Company issued an unsecured promissory note in the amount of $9,545 ($12,000 Canadian Dollars). The unsecured promissory note was due in August 2018 and bears interest at a rate of 18% per annum, payable monthly. As the note is in good standing, the payment terms have been extended indefinitely with no change in interest rate.

During the year ended December 31, 2017, the Company issued secured promissory notes in the amount of $53,848 ($67,700 Canadian Dollars). The secured promissory notes were due in October and November 2018 and bears interest at a rate of 12% per annum. The secured promissory notes are secured by Company inventory and personal assets held by the CEO. As the note is in good standing, the payment terms have been extended with no change in interest rate. Refer to 2019 notes payable above for note extension.

During the year ended December 31, 2017, the Company issued secured promissory notes in the amount of $60,000. The secured promissory notes are due in August and November 2018 and bear interest at a rate of 12% per annum. The secured promissory notes are secured by Company inventory and personal assets held by the CEO. As the note is in good standing, the payment terms have been extended with no change in interest rate. Refer to 2019 notes payable above for note extension.

During the year ended December 31, 2017, the Company issued a secured promissory note in the amount of $52,845 ($64,677 Canadian Dollars), respectively. The secured promissory note was due in July 2018 and bears interest at a rate of 18% per annum. The secured promissory note is secured by all present and after-acquired property and assets of the Company. The balance owed on this note payable at December 31, 2017 is $73,452 ($92,348 Canadian Dollars). At December 31, 2017, the accrued interest on this note payable was $13,134 ($16,513 Canadian Dollars). The payment due date remains the same as stated: upon completion of going public on the Canadian Securities Exchange with no change in interest rate.

Secured Promissory Note

In October 2015, the Company signed a secured promissory note with an investor in the principal amount of $79,768 ($102,000 Canadian Dollars. The Company received proceeds of $58,653 (75,000 Canadian Dollars) and $21,115 (27,000 Canadian Dollars) was recorded as a discount which was accrued over the life of the note. The promissory note required a daily payment of $249 (324 Canadian Dollars) until January 26, 2017 and carried a 40.0% interest rate.

The promissory note was secured by all assets of the Company. During 2017, the lender agreed to settle the loan for $30,826 ($39,000 Canadian Dollars) resulting in the Company recording a $13,556 gain on the forgiveness of the remaining portion of the secured promissory note.

The amounts repayable under notes payable and secured promissory note at December 31, 2019 and 2018 are as follows:

	2019	2018
Balance owing	$278,938	$287,425
Less amounts due within one year	(278,938)	(287,425)
Long-term portion	$-	$-

Common Stock

As of the date of this Offering Circular, the Company had 56,830,129 shares of Common Stock issued and outstanding.

Voting

The holders of the Common Stock are entitled to one vote for each share held at all meetings of shareholders (and written actions in lieu of meeting). There shall be no cumulative voting. The holders of shares of Common Stock are entitled to dividends when and as declared by the Board from funds legally available therefor, and upon liquidation are entitled to share pro rata in any distribution to holders of Common Stock. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the Common Stock.

Changes in Authorized Number

The number of authorized shares of Common Stock may be increased or decreased subject to the Company’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Preferred Stock

The Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series than outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

During 2018 and 2019, the Company was authorized to issue 1,000,000 shares of its Series A Preferred Stock with a par value of $0.0001. These shares have voting rights equal to 299 shares of common stock, per share of preferred. 1,000 of these shares are held by Steven Rossi.

On May 21, 2020, the Company effectuated an increase in the total authorized shares of the Company designating an additional 100,000 shares of Preferred Stock as Series B with the following rights and preferences: (A) par value of $0.0001 per share, (B) 10,000 to 1 voting rights, (C) no conversion rights, and (D) no redemption rights.

Warrants

In this Offering, each Unit includes one Common Share and one Common Share Warrant. Each whole Warrant entitles the holder to purchase one Common Share at an exercise price of $0.20 USD per share, subject to customary adjustments, over a 12-month exercise period following the date of issuance. The Company may call the warrant with a thirty (30) day written notice to the Warrant holder, as described in the Warrant Agreement, attached hereto as Exhibit 4.2.

Penny stock regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than Five Dollars ($5.00) per share or an exercise price of less than Five Dollars ($5.00) per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our Common Stock immediately following this Offering may be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Common Stock shares in the secondary market.

Dividend Policy

We will not distribute cash to our Common Stock shareholders until Company generates net income. We currently intend to retain future earnings, if any, to finance the expansion of our business and for general corporate purposes. We cannot assure you that we will distribute any cash in the future. Our cash distribution policy is within the discretion of our Board of Directors and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Equity Compensation Plan Information

Company may establish a Common Stock Option Plan for the benefit of its employees in the near future. The vesting and terms of all of the options are determined by the Board of Directors and may vary by optionee; however, the term may be no longer than 10 years from the date of grant.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Markets (“OTCQB”) under the symbol “WKSP.”

The table below sets forth the high and low closing prices of the Company’s Common Stock during the periods indicated. The quotations reflect inter-dealer prices without retail mark-up, markdown or commission and may not reflect actual transactions.

	Fiscal Year Ended		Fiscal Year Ended
	December 31, 2019		December 31, 2018
	High	Low	High	Low
First Quarter	$2.000	$0.006	$0.027	$0.011
Second Quarter	$0.300	$0.055	$0.019	$0.008
Third Quarter	$0.130	$0.071	$0.042	$0.017
Fourth Quarter	$0.115	$0.044	$0.042	$0.017

The closing sales price of the Company’s common stock as reported on July 13, 2020 was $0.069 per share.

Holders

As of September 10, 2020, there were approximately 120 record holders of our common stock and there are 56,830,129 shares of our common stock outstanding.

Dividends

We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors.

PLAN OF DISTRIBUTION

The shares in this Offering Circular are being offered by us on a “best-efforts” basis by our officers, directors and employees. We reserve the right to temporarily suspend and/or modify this Offering and Offering Circular in the future, during the Offering Period, in order to take such actions necessary to enable the Company to accept subscriptions in this Offering from investors residing in such states identified above.

We will sell the shares in this offering exclusively through our officers and directors. They will receive no commission from the sale of any shares by the Company. They will not register as a broker/dealer under the 1934 Act in reliance upon Rule 3a4-1 under the 1934 Act. They may rely upon Rule 3a4-1 because (i) they are not subject to any statutory disqualifications, as defined in Section 3(a)(39) of the 1934 Act, (ii) they will not be compensated in connection with the sale of the Company’s securities by the payment of commissions or other remuneration based either directly or indirectly on transactions in the securities, (iii) they are not associated persons of a broker or dealer, (iv) they will primarily perform, at the end of the offering, duties for or on behalf of the Company, otherwise than in connection with transactions in securities, (v) they were not a broker or dealer, or associated persons thereof, within the preceding 12 months, (vi) they do not participate in selling an offering of securities for any issuer more than once every 12 months, except in reliance on (iv) and (v) above.

There is no aggregate minimum to be raised in order for the Offering to become effective and therefore the Offering will be conducted on a “rolling basis.” This means we will be entitled to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, offering expenses, reimbursements, and other uses as more specifically set forth in the “Use of Proceeds” contained elsewhere in this Offering Circular.

Our Offering will expire on the first to occur of (a) the sale of all 40,000,000 shares of Common Stock offered hereby, (b) September 10, 2021 subject to extension for up to one hundred-eighty (180) days in the sole discretion of the Company, or (c) when our board of directors elects to terminate the Offering. This will be a continuous offering which commences within two calendar days after the qualification date, will be offered on a continuous basis, may continue to be offered for a period in excess of 30 days from the date of initial qualification, and will be offered in an amount that, at the time the offering statement is qualified, is reasonably expected to be offered and sold within two years from the initial qualification date.

ADDITIONAL INFORMATION ABOUT THE OFFERING

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than ten percent (10%) of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors must comply with the ten percent (10%) limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two (2) most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;
(vii)

You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Shares; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

This Offering will start on the date on which the SEC initially qualifies this Offering Statement (the “Qualification Date”) and will terminate on the Termination Date (the “Offering Period”).

Procedures for Subscribing

If you decide to subscribe for our Common Stock shares in this Offering, you should:

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the Company’s bank account designated in the Company’s subscription agreement.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to our designated account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed ten percent (10%) of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed ten percent (10%) of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

In order to purchase our Common Stock shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the ten percent (10%) of net worth or annual income limitation on investment in this Offering.

LEGAL MATTERS

Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon by McMurdo Law Group, LLC, New York, NY.

EXPERTS

The financial statements of the Company appearing elsewhere in this Offering Circular have been included herein in reliance upon the report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, of Haynie & Company, CPA, an independent certified public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A/A under the Securities Act of 1993, as amended, with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular include the material provisions of any contract or other document that is filed as an exhibit to the Offering Statement, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. The Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A/A and has duly caused this offering statement to be signed on behalf by the undersigned, thereunto duly authorized, in Ontario, Canada on September 10, 2020.

Worksport Ltd.

By:	/s/ Steven Rossi
Name: Steven Rossi
Title: Chief Executive Officer, Principal Executive Officer, and Director

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Steven Rossi
Name:	Steven Rossi
Title:	Chief Executive Officer, Principal Executive Officer, and Director

September 10, 2020

By:	/s/ Michael Johnston
Name:	Michael Johnston
Title:	Chief Financial Officer, Principal Financial Officer, and Principal Accounting Officer

September 10, 2020

By:	/s/ Lorenzo Rossi
Name:	Lorenzo Rossi
Title:	Director

September 10, 2020

By:	/s/ Craig Loverock
Name:	Craig Loverock
Title:	Director

September 10, 2020

Part III – EXHIBITS

Exhibit No.	Description

EX1A-2A	Articles of Incorporation (1)

EX1A-2B	Bylaws (1)

EX1A-2C	Articles of Merger of TMAN Global.com, Inc. and Franchise Holdings International, Inc. (2)

EX1A-4A	Form of Subscription Agreement(3)

EX1A-4B	Form of Warrant Agreement(3)

EX1A-10A	Patent license agreement, dated November 26, 2014 (4)
EX1A-10B	Corporate Advisory Services Agreement by and between Worksport, Ltd. and Belair Capital Partners, Inc., dated May 1, 2014 (4)

EX1A-10C	Shipping Agreement with Federal Express (FedEX) dated September 26, 2014 (4)

EX1A-10D	Shipping Agreement with United Parcel Service (UPS) dated March 31, 2014 (4)

EX1A-10E	Warehousing and Shipping with JBF Express dated July 24, 2013 (4)

EX1A-10F	Continuous Importation Bond with Globe Express Services (4)

EX1A-10G	Business Services Agreement, by and between 1369781 and WKSP, dated July 1, 2015 (5)

EX1A-10H	Business Services Agreement, by and between 2224342 and WKSP, dated July 23, 2015 (5)

EX1A-10I	Services Agreement, by and between Marchese and WKSP, dated July 3, 2015 (5)

EX1A-10J	Services Agreement, by and between JAAM and WKSP, dated July 15, 2015 (5)

EX1A-11A	Consent of Haynie & Company, CPA

EX1A-12A	Opinion of McMurdo Law Group, LLC

(1) Filed as an exhibit to the registrant’s Form 10-KSB, filed October 13, 1999 and incorporated by reference herein.

(2) Filed as an exhibit to the registrant’s Form 10-Q, filed April 24, 2009 and incorporated by reference herein.

(3) Filed as an exhibit to the registrant’s Form 1-A, filed on July 15, 2020 and incorporated by reference herein.

(4) Filed as an exhibit to the registrant’s Form 8-K, filed on December 17, 2014 and incorporated by reference herein.

(5) Filed as an exhibit to the registrant’s Form S-1, filed on July 21, 2015 and incorporated by reference herein.

PART I – FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

Worksport Ltd. (formerly Franchise Holdings International, Inc)

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$21,111	$11,993
Accounts receivable	38,380	2,974
Other receivable	132,641	64,821
Inventory	53,020	113,156
Prepaid expenses and deposits	274,346	60,741
Total Current Assets	519,498	253,685
Investment (note 6)	24,423	15,658
Property and Equipment, net	93,103	94,695
Right-of-use Asset, net (note 7)	49,585	60,125
Intangible Assets, net	56,120	57,145
Total Assets	$742,729	$481,308
Liabilities and Shareholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued liabilities	$946,509	$969,321
Payroll taxes payable	22,783	36,844
Related party loan (note 12)	32,737	28,638
Current portion of notes payable (note 4(a))	367,058	267,881
Loan payable (note 14)	60,906	-
Current lease liability (note 7)	22,722	22,000
Total Current Liabilities	1,452,715	1,324,684
Long Term – Lease Liability (note 7)	26,862	39,185
Long Term – Notes Payable (note 4(b))	45,774	-
Total Liabilities	1,525,351	1,363,869

Shareholders’ Deficit
Series A & B Preferred Stock, $0.0001 par value, 1,100,000 shares authorized, 1,000 Series A and 0 Series B shares issued and outstanding, respectively,	1	-
Common stock, $0.0001 par value, 299,000 ,000 shares authorized, 52,729,916 and 41,906,790 shares issued and outstanding, respectively	5,273	4,191
Additional paid-in capital	9,996,390	8,642,423
Share subscriptions receivable	(1,577)	(1,577)
Share subscriptions payable	1,248,735	2,159,395
Accumulated deficit	(12,022,864)	(11,678,413)
Cumulative translation adjustment	(8,580)	(8,580)
Total Shareholders’ Deficit	(782,622)	(882,561)
Total Liabilities and Shareholders’ Deficit	$742,729	$481,308

The accompanying notes form an integral part of these condensed consolidated financial statements.

F-1

Worksport Ltd. (formerly Franchise Holdings International, Inc)

Condensed Consolidated Statements of Operations and Comprehensive Loss

For the Three and Six Months Ended June 30, 2020 and 2019

(Unaudited)

	Three Months ended June 30		Six Months ended June 30,
	2020	2019	2020	2019

Net Sales	$66,102	$516,696	$107,129	$1,088,974
Cost of Goods Sold	58,883	371,686	85,894	804,634
Gross Profit	7,219	145,010	21,235	284,340

Operating Expenses
General and administrative	12,824	17,216	46,730	57,787
Sales and marketing	7,921	22,551	10,747	49,919
Professional fees	119,469	101,482	228,934	273,984
(Gain) loss on foreign exchange	282	(6,928)	(7,444)	(20,726)
Total operating expenses	140,496	134,321	278,967	360,964
Loss from operations	(133,277)	10,689	(257,732)	(76,624)

Other Income (Expense)
Interest expense	(58,908)	(12,437)	(86,719)	(51,596)
Total other income (expense)	(58,908)	(12,437)	(86,719)	(51,596)

Net Loss	$(192,185)	$(1,748)	$(344,451)	$(128,220)

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	-	(29,176)	-	(20,011)

Comprehensive Loss	$(192,185)	$(30,924)	$(344,451)	$(148,231)
Loss per Share
Basic and Diluted	$(0.00)	$(0.00)	$(0.01)	$(0.00)
Weighted Average Number of Shares (basic and diluted)	49,337,497	39,897,421	47,210,228	32,490,220

The accompanying notes form an integral part of these condensed consolidated financial statements.

F-2

Worksport Ltd. (formerly Franchise Holdings International, Inc)

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2020 and 2019

(Unaudited)

	2020	2019
Operating Activities
Net Loss	$(344,451)	$(128,220)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	13,157	951
Interest on lease liability	2,789	-
Amortization of debt discount	42,038	-
Amortization on OID interest	3,735	-
Shares issued for services	69,210	-
	(213,522)	(127,271)

Changes in operating assets and liabilities (note 5)	(16,031)	227,167
Net cash provided by (used in) operating activities	(229,553)	99,896

Cash Flows from Investing Activities
Purchase of property and equipment	-	(1,198)
Purchase of investment (note 6)	(8,764)	-
Net cash used in investing activities	(8,764)	(1,198)

Financing Activities
Issuance of common stock for cash	-	30,000
Proceeds from loan payable	60,836	-
Proceeds from notes payable (note 4(b))	182,500	11,058
Shareholder assumption of debt	4,099	(11,058)
Repayment of shareholder loans	-	(4,312)
Net cash provided by financing activities	247,435	25,688

Effects of exchange rate changes on cash	-	(20,011)

Changes in cash	9,118	104,375
Cash and cash equivalents – beginning of year	11,993	25,323
Cash and cash equivalents – end of period	$21,111	$129,698
Supplemental disclosure of cash flow information:
Interest paid	$7,400	$42,608
Supplemental disclosure of non-cash flow investing and financing activities:
Shares issued for share subscription payable	$1,035,660	$379,494
Reverse stock split	$-	$355
Convertible promissory note – Equity discount	$182,500	$-
Convertible promissory note – original issue discount	$16,215	$-
Conversion of Preferred Stock to Common Stock	$-	$(10,000)

The accompanying notes form an integral part of these condensed consolidated financial statements.

F-3

Worksport Ltd. (formerly Franchise Holdings International, Inc)

Consolidated Statement of Shareholders’ Equity

For the Six Months Ended June 30, 2020 and 2019

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Share Subscriptions	Share Subscription	Accumulated	Cumulative Translation	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Receivable	Payable	Deficit	Adjustment	(Deficit)
Balance at January 1, 2019	1,000,000	$10,000	24,634,051	$2,463	$8,103,934	$(1,577)	$2,019,532	$(10,354,299)	$(3,613)	$(223,560)
Issuance of share subscriptions payable	-	-	2,680,084	268	379,226	-	(379,494)	-	-	-
Deemed dividend related to down-round features	-	-	-	-	-	-	965,079	(965,079)	-	-
Issuance for settlement of payables	-	-	-	-	-	-	30,000	-	-	30,000
Conversion of Preferred Stock	(1,000,000)	(10,000)	13,583,397	1,358	8,642	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	(128,220)	-	(128,220)
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	(20,011)	(20,011)
Balance at June 30, 2019	-	-	40,897,532	$4,090	$8,491,802	$(1,577)	$2,635,117	$(11,447,598)	$(23,624)	$(341,791)

Balance at January 1, 2020	-	-	41,906,790	$4,191	$8,642,423	$(1,577)	$2,159,395	$(11,678,413)	$(8,580)	$(882,561)
Issuance for prepaid services	-	-	1,573,333	157	136,643	-	-	-	-	136,800
Issuance for prepaid services and subscriptions payable	-	-	2,150,000	215	66,973	-	57,812	-	-	125,000
Issuance of subscriptions payable	-	-	4,458,834	446	510,554	-	(511,000)	-	-	-
Warrants issuance in connection to convertible promissory note (note 4(b) and 10)	-	-	-	-	59,110	-	-	-	-	59,110
Share issuance in connection to convertible promissory note (note 4(b))	-	-	450,000	45	123,345	-	-	-	-	123,390
Issuance for settlement of payables	-	-	2,190,959	219	457,253	-	(457,472)	-	-	-
Issuance of Preferred Stock	1,000	1	-	-	89	-	-	-	-	90
Net loss	-	-	-	-	-	-	-	(344,451)	-	(344,451)
Balance at June 30, 2020	1,000	1	52,729,916	$5,273	$9,996,390	$(1,577)	$1,248,735	$(12,022,864)	$(8,580)	$(782,622)

The accompanying notes form an integral part of these condensed consolidated financial statements.

F-4

Worksport Ltd. (formerly Franchise Holdings International, Inc)

Consolidated Statement of Shareholders’ Equity

For the Three Months Ended June 30, 2020 and 2019

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Share Subscriptions	Share Subscription	Accumulated	Cumulative Translation	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Receivable	Payable	Deficit	Adjustment	(Deficit)
Balance at March 31, 2019	1,000,000	$10,000	25,634,052	$2,563	$8,256,733	$(1,577)	$2,861,712	$(11,445,850)	$5,552	$(310,868)
Issuance for services	-	-	1,680,084	168	226,427	-	(226,595)	-	-	-
Conversion of Preferred Stock	(1,000,000)	(10,000)	13,583,397	1,358	8,642	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	(1,748)	-	(1,748)
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	(29,176)	(29,176)
Balance at June 30, 2019	-	-	40,897,532	$4,090	$8,491,802	$(1,577)	$2,635,117	$(11,447,598)	$(23,624)	$(341,792)

Balance at March 31, 2020	-	-	49,006,583	$4,901	$9,792,685	$(1,577)	$1,315,923	$(11,830,679)	$(8,580)	$(727,327)
Issuance for prepaid services	-	-	1,573,333	157	136,643	-	-	-	-	136,800
Issuance for prepaid services and subscriptions payable	-	-	2,150,000	215	66,973	-	(67,188)	-	-	-
Issuance of Series A Preferred Stock	1,000	1	-	-	89	-	-	-	-	90
Net loss	-	-	-	-	-	-	-	(192,185)	-	(192,185)
Balance at June 30, 2020	1,000	1	52,729,916	$5,273	$9,996,390	$(1,577)	$1,248,735	$(12,022,864)	$(8,580)	$(782,622)

The accompanying notes form an integral part of these condensed consolidated financial statements.

F-5

Worksport Ltd. (formerly Franchise Holdings International, Inc)

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

1. Basis of Presentation and Going Concern

a) Interim Financial Information

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) for interim financial information pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (SEC). Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments and reclassifications considered necessary in order to make the financial statements not misleading and for a fair and comparable presentation have been included and are of a normal recurring nature. Operating results for the six-month period ended June 30, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on May 14, 2020.

b) Functional and Reporting Currency

Effective January 1, 2020, the Company changed the functional currency of its subsidiary to United States dollars given the increasing prevalence of U.S. dollar-denominated activities of the subsidiary over time. The change in functional currency from Canadian dollars to United States dollars is accounted for prospectively from January 1, 2020. The subsidiary’s balance sheet was converted from Canadian dollars to United States dollars using the year ended December 31, 2019 United States dollar balance as the opening for January 1, 2020 in accordance to ASC 830. These condensed interim financial statements are presented in United States Dollars. The functional and presentation currency of the Company and its subsidiary is the United States Dollar. As a result of the change in functional currency the Company recognized a loss on foreign exchange of $29,940.

c) Use of Estimates

The preparation of condensed unaudited financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed interim financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

d) Going Concern

These unaudited condensed consolidated financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. During the six-month period ended June 30, 2020, the Company incurred a net loss of $344,451 and as of that date, the Company’s accumulated deficit was $12,022,864. While the Company has demonstrated the ability to generate revenue, there are no assurances that it will be able to achieve level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment. The accompanying condensed consolidated financial statements do not include any adjustments that might result relating to the recoverability and classification of the asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this risk and uncertainty.

e) Reclassification

Certain comparative figures have been re-classified to conform to the current period’s presentation.

f) Revision of Prior Period Financial Statements

In connection with the preparation of our consolidated financial statements, we identified an immaterial error related to the recognition of deemed dividend related to down-round features along with the associated shares issuance and professional fees in the annual periods in fiscal 2019 and first quarter of 2020. In accordance with SAB (Staff Accounting Bulletins) Topic 1.M, “Materiality,” and SAB (Staff Accounting Bulletins) Topic 1.N, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” we evaluated the error and determined that the related impact was not material to our financial statements for any prior annual or interim period, but that correcting the cumulative impact of the error would be significant to our results of operations and equity fiscal and interim periods of 2019 and 2020. Accordingly, we have revised previously reported financial information for such immaterial error, as previously disclosed in our Quarterly Report on Form 10-Q for the first quarter of fiscal 2020 and for the fiscal year 2019. A summary of revisions to certain previously reported financial information presented herein for comparative purposes is included in Note 15.

F-6

Worksport Ltd. (formerly Franchise Holdings International, Inc)

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

2. Significant Accounting Policies

The accounting polices used in the preparation of these condensed interim financial statements are consistent with those of the Company’s audited financial statements for the year ended December 31, 2019.

3. Inventory

Inventory consists of the following at June 30, 2020 and December 31, 2019:

	2020	2019
Finished goods	$44,732	$104,868
Promotional items	552	552
Raw materials	7,737	7,737
	$53,020	$113,156

4. Promissory Notes

a) Promissory Notes

The following tables shows the balance of the notes payable as of June 30, 2020 and December 31, 2019:

Balance as at December 31, 2018	$287,425
Payment	(19,544)
Balance as at December 31, 2019	$267,881
Reclassification	99,177
Balance as at June 30, 2020	$367,058

2020 Notes Payable

During the six-months ended June 30, 2020 the Company reclassified $88,120  from accounts payable to notes payable. The terms of the note is under negotiation.

During the six-months ended June 30, 2020 the Company reclassified $11,058  from notes payable to other receivable.

b) Convertible Promissory Notes

On February 25, 2020, the Company entered into an agreement with Leonite Capital LLC, a Delaware limited liability company (“Leonite”), pursuant to which the Company issued to Leonite a secured convertible promissory note in the aggregate principal amount of $544,425 to be paid in tranches. As additional consideration for the purchase of the note, (i) the Company issued to Leonite 450,000 common shares, and (ii) the Company issued to Leonite a five-year warrant to purchase 900,000 common shares at an exercise price of $0.10 per share (subject to adjustment), which may be exercised on a cashless basis.

The note carries an original issue discount of $44,425 to cover Leonite’s legal fees, accounting fees, due diligence fees and/or other transactional costs incurred in connection with the purchase of the note. Therefore, the purchase price of the note was $500,000. As of June 30, 2020, the Company has recorded $198,715, $182,500 principal and $16,215 original issue discount. Furthermore, the Company issued 450,000 shares of common stock valued at $123,390 and a debt-discount related to the warrants valued at $59,110. The Company amortized $42,038 of financing costs related to the shares and warrants for the six months ended June 30, 2020. The remaining net balance of the note at June 30, 2020 is $45,774 comprised of principal of $186,235 and net of unamortized debt discount of $140,461.

The note bears interest at the rate of the greater of 10.2% per annum. Any amount of principal or interest on the note which is not paid by the maturity date shall bear interest at the rate at the lesser of 24% per annum or the maximum legal amount permitted by law (the “Default Interest”).

Beginning on March 18, 2020 and on the same day of each and every calendar month thereafter throughout the term of the note, the Company shall make monthly payments of interest only due under the note to Leonite at the Stated Rate as set forth above. The Company shall pay to Leonite on an accelerated basis any outstanding principal amount of the note, along with accrued, but unpaid interest, from: (i) net proceeds of any future financings by the Company, but not its subsidiaries, whether debt or equity, or any other financing proceeds, except any transaction having a specific use of proceeds requirement that such proceeds are to be used exclusively to purchase the assets or equity of an unaffiliated business and the proceeds are used accordingly; (ii) net proceeds from any sale of assets of the Company or any of its subsidiaries other than sales of assets in the ordinary course of business or receipt by the Company or any of its subsidiaries of any tax credits existing prior to the date of the note; and (iii) net proceeds from the sale of any assets outside of the ordinary course of business or securities in any subsidiary. As of June 30, 2020 the Company has paid $7,400 in interest.

F-7

Worksport Ltd. (formerly Franchise Holdings International, Inc)

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

4. Promissory Notes (continued)

b) Convertible Promissory Notes (continued)

The note will mature 18 months from the issue date, or August 25, 2021, at which time the principal amount and all accrued and unpaid interest, if any, and other fees relating to the note, will be due and payable. Unless an event of default as set forth in the note has occurred, the Company has the right to prepay principal amount of, and any accrued and unpaid interest on, the note at any time prior to the maturity date at 100% of the principal amount plus any accrued and unpaid interest plus the lesser of (i) nine months of unaccrued interest or (ii) all unaccrued interest through the remainder of the term.

The note contains customary events of default, including in the event of (i) non-payment, (ii) a breach by the Company of its covenants under the securities purchase agreement or any other agreement entered into in connection with the securities purchase agreement, or a breach of any of representations or warranties under the note, or (iii) the bankruptcy of the Company. The note also contains a cross default provision, whereby a default by the Company of any covenant or other term or condition contained in any of the other financial instrument issued by the Company to Leonite or any other third party after the passage all applicable notice and cure or grace periods that results in a material adverse effect shall, at Leonite’s option, be considered a default under the note, in which event Leonite shall be entitled to apply all rights and remedies under the terms of the note.

Under the note, Leonite has the right at any time at its option to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the note into fully paid and non-assessable common shares of the Company. The number of common shares to be issued upon each conversion of the note shall be determined by dividing the conversion amount by the applicable conversion price then in effect. The conversion amount is the sum of: (i) the principal amount of the note to be converted plus (ii) at Leonite’s option, accrued and unpaid interest, plus (iii) at Leonite’s option, Default Interest, if any, plus (iv) Leonite’s expenses relating to a conversion, plus (v) at Leonite’s option, any amounts owed to Leonite. The conversion price shall be $0.09 per share (subject to adjustment as further described in the note for common share distributions and splits, certain fundamental transactions, and anti-dilution adjustments), provided that at any time after any event of default under the note, the conversion price shall immediately be equal to the lesser of (i) the fixed conversion price ($0.09); (ii) 60% of the lowest bid price during the twenty one consecutive trading day period immediately preceding the trading that the Company receives a Notice of Conversion or (iii) the discount to market based on subsequent financing.

Notwithstanding the foregoing, in no event shall Leonite be entitled to convert any portion of the note in excess of that portion of the note upon conversion of which the sum of (1) the number of common shares beneficially owned by Leonite and its affiliates (other than common shares which may be deemed beneficially owned through the ownership of the unconverted portion of the note or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion or exercise analogous to the limitations contained in the note, and, if applicable, net of any shares that may be deemed to be owned by any person not affiliated with Leonite who has purchased a portion of the note from Leonite) and (2) the number of common shares issuable upon the conversion of the portion of the note with respect to which the determination of this proviso is being made, would result in beneficial ownership by Leonite and its affiliates of more than 4.99% of the outstanding common shares of the Company. Such limitations on conversion may be waived (up to a maximum of 9.99%) by Leonite upon, at its election, not less than 61 days’ prior notice to the Company, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by Leonite, as may be specified in such notice of waiver).

This note shall give Leonite a senior secured obligation of the Company, with first priority over all current and future indebtedness of the Company and any subsidiary.

Calculation of beneficial conversion feature

On February 25, 2020 The Company allocated $198,715 as the proceeds from Leonite; $182,500 principal and $16,215 original issue discount. The Company allocated $123,390 to common shares and $242,100 to warrants calculated using the black-scholes model. The effective rate resulted in a beneficial conversion feature greater than the proceeds.

In accordance to ASC 470-20-30, if the intrinsic value of the beneficial conversion feature is greater than the proceeds allocated to the convertible promissory note, the amount of the discount assigned to the beneficial conversion feature shall be limited to the amount of the proceeds allocated to the convertible promissory note. As such, the beneficial conversion feature of the convertible promissory note is equal to $182,500 with an excess of $174,802.

F-8

Worksport Ltd. (formerly Franchise Holdings International, Inc)

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

5. Changes in Cash Flows from Operating Assets and Liabilities

The changes to the Company’s operating assets and liabilities for the six-months period ended June 30, 2020 and 2019 are as follows:

	2020	2019
Decrease (increase) in accounts receivable	$(35,406)	$(60,649)
Decrease (increase) in other receivable	9,657	-
Decrease (increase) in inventory	60,136	3,820
Decrease (increase) in prepaid expenses and deposits	(20,925)	115,710
Increase (decrease) in lease liability	(14,390)	-
Increase (decrease) in income taxes payable	(14,061)	(64,788)
Increase (decrease) in accounts payable and accrued liabilities	(1,042)	233,074
	$(16,031)	$227,167

6. Investment

During the year ended December 31, 2019, the Company entered into an agreement to purchase 10,000,000 shares for $50,000 which has been issued to the Company. The Company’s investment accounts for a 10% equity stake in a US based mobile phone development company. As of June 30, 2020 the Company had advanced a total of $24,423 (December 31, 2019 - $15,658) and is advancing tranches of capital as required.

7. Lease Liabilities

During the year ended December 31, 2019, the Company signed a lease agreement for warehouse space to commence on August 1, 2019 and end on July 31, 2022 with monthly lease payments of $2,222. The Company has accounted for its leases upon adoption of ASC 842 whereby it recognizes a lease liability and a right-of-use asset at the date of initial application, being January 1, 2019. The lease liability is measured at the present value of the remaining lease payments, discounted using the Company’s incremental borrowing rate of 10%. The Company has measured the right-of-use asset at an amount equal to the lease liability.

The Company’s right-of-use asset for the six-months ended June 30, 2020 and December 31, 2019 are as follows:

	June 30, 2020	December 31, 2019
Right-of-use asset	$49,585	$60,125

Current lease liability	$22,722	$22,000
Long-term lease liability	$26,862	$39,185

F-9

Worksport Ltd. (formerly Franchise Holdings International, Inc)

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

7. Lease Liabilities (continued)

The components of lease expense are as follows:

	June 30, 2020	June 30, 2019
Amortization of right-of-use	$10,540	-
Interest on lease liability	$2,789	-
Total lease cost	$13,329	-

Maturities of lease liability are as follows:

Future minimum lease payments as of June 30, 2020:

2020	$13,329
2021	26,658
2022	15,551
Total future minimum lease payments	55,538
Less: amount representing interest	(5,954)
Present value of future payments	49,584
Current portion	22,722
Long term portion	$26,862

8. Shareholders’ Deficit

During the six-months ended June 30, 2020 the Company issued 1,333,333 and 240,000 common shares at $0.09 and 0.07 per share for $120,000 and $16,800 respectively for prepaid advertising services. As of June 30, 2020 the Company has expensed $6,620 from prepaid expenses.

During the six-months ended June 30, 2020 the Company entered into a share subscription agreement with a consultant of the Company for 4,000,000 common shares valued at $125,000 for prepaid consulting services. As of June 30, 2020 the Company issued 2,150,000 shares with a value of $67,188. As of June 30, 2020 the Company has expensed $62,500 from prepaid expenses.

During the six-months ended June 30, 2020 the Company issued a consultant 4,000,000 common shares of subscription payable with a value of $456,000 relating to the anti-dilution feature triggered on March 5, 2019 as noted below.

During the six-months ended June 30, 2020 the Company issued 458,834 common shares pursuant to a subscription payable with a value of $55,000.

During the six-months ended June 30, 2020 the Company issued 450,000 shares in connection with the issuance of convertible promissory note (note 4(b)) at $0.27 per share.

During the six-months ended June 30, 2020 the Company entered into a settlement to fulfill a debt purchase agreement entered in 2017 for 2,680,981 shares valued at $138,818. As of June 30, 2020 the Company has issued 2,190,959 shares.

During the six-months ended June 30, 2020, Steven Rossi (the Company’s CEO) was issued 1,000 Series A Preferred Shares at $0.09 per share equal to 299,000 common shares voting rights.

During the six-months ended June 30, 2019, the Company issued 2,680,084 common shares pursuant to a subscription payable to Consultant with a value of $379,494. During the same period, the Company entered into a share subscription agreement with a consultant of the Company for 1,500,000 common shares valued at $30,000.

During the six-months ended June 30, 2019, Steven Rossi was issued 13,583,397 shares of Worksport, Ltd common stock as approved by the board of directors, due to a conversion of all 1,000,000 shares of his Series A Preferred stock.

During the six-month ended June 30, 2019 on March 5, 2019, the Company completed a share consolidation of the Company’s issued and outstanding common shares based on six (6) pre-consolidation shares to one (1) post-consolidation share. The Consolidation reduced the number of issued and outstanding common shares of the Company from 147,804,298 pre-Consolidation common shares to approximately 24,634,051 post-Consolidation common shares. While the share consolidation occurred during the year ended December 31, 2019, the Company has accounted for the effects retrospectively as such, the schedules and all references to shares, options and warrants throughout the financial statements have been updated to reflect the number of post-consolidation securities.

F-10

Worksport Ltd. (formerly Franchise Holdings International, Inc)

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

8. Shareholders’ Deficit (continued)

On March 5, 2019 immediately following the share consolidation the anti-dilution feature under the Investment and Co-operation agreement dated November 1, 2017 came into effect. As part of the anti-dilution feature the Company is obligated to issue an additional 8,465,608 shares at $0.11 per share for a total of $965,079. The Company recognized a non-cash deemed dividend of $965,079 to retain earnings and share subscriptions payable (Note 15).

For the six-months ended June 30, 2020 and 2019, the Company was authorized to issue 299,000,000 shares of its common stock with a par value of $0.0001. All shares were ranked equally with regards to the Company’s residual assets. During 2020 and 2019, the Company was authorized to issue 1,100,000 shares of its Series A and Series B Preferred Stock with a par value of $0.0001. Series A preferred Stock have voting rights equal to 299 shares of common stock, per share of preferred stock. Series B preferred Stock have voting rights equal to 10,000 shares of common stock, per share of preferred stock.

9. Earnings per Share

For the six-months ended June 30, 2020, Earnings per Share (EPS) is $(0.01) (basic and diluted) compared to the EPS for the six-months ended June 30, 2019 of $(0.00) (basic and diluted) using the weighted average number of shares of 47,210,228 and 32,490,220 respectively.

Earnings per Share (EPS) is $(0.00) (basic and diluted) for the three months ended June 30, 2020 compare to the three months ended June 30, 2019 of $(0.00) (basic and diluted) using the weighted average number of shares of 49,337,497 and 39,897,421 respectively.

There are 299,000,000 shares authorized, 52,729,916 and 40,897,532 shares issued and outstanding, as at June 30, 2020 and 2019 respectively. As of June 30, 2020 the Company has 6,933,013 shares to be issued. The computation of loss per share is based on the weighted average number of shares outstanding during the period in accordance with ASC Topic No. 260, “Earnings Per Share”. Shares underlying the Company’s outstanding warrants and convertible promissory notes were excluded due to the anti-dilutive effect they would have on the computation. At June 30, 2020 the Company has 900,000 warrants convertible to 900,000 common shares and convertible promissory note convertible to 2,207,946 common shares for a total underlying common shares of 3,107,946. At June 30, 2019 there were no underlying common shares.

10. Warrants

During the six-months ended June 30, 2020 the Company issued 900,000 warrants convertible to 1 common share each with an exercise period of 5 years. The exercise price of the warrants is $0.10 per share (subject to adjustment), and may be exercised on a cashless basis. Refer to Note 4(b).

Exercise price	Number outstanding	Weighted average life (years)	Weighted average exercise price
0.10	900,000	4.66	0.10

	June 30, 2020		June 30, 2019
	Number of warrants	Weighted average price	Number of warrants	Weighted average price
Balance, beginning of year	-	$-	-	$-
Issuance	900,000	$0.10	-	$-
Balance, end of period	900,000	$0.10	-	$-

F-11

Worksport Ltd. (formerly Franchise Holdings International, Inc)

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

11. Concentration of Customer Risk

The following table includes the percentage of the Company’s sales to significant customers for the six-months ended June 30, 2020 and 2019, as well as the balance included in revenue and accounts receivable for each significant customer as at June 30, 2020 and 2019. A customer is considered to be significant if they account for greater than 10% of the Company’s annual sales.

	2020		2019
	$	%	$	%
Customer A	56,114	55.7	46,099	3.9
Customer B	11,355	11.3	23,668	2
Customer C	-	-	1,014,850	86.5

The loss of any of these key customers could have an adverse effect on the Company’s business.

12. Related Party Transactions

During the six-months ended June 30, 2020 the Company’s CEO and director paid on behalf of the Company’s lease payments of $4,809. During the same period the Company repaid $710 to the Company’s CEO and director for a total net transaction of $4,099. As of June 30, 2020 the Company has $32,737 in related party loan.

13. Contingent Liability

During the six-months ended June 30, 2020, the Company reached a legal settlement with a supplier in which the Company is obligated to pay $6,037 per month beginning on March 1, 2020 for four months until the settlement amount of $24,148 has been fully paid on June 1, 2020. Due to COVID-19 the Company has made total payments of $18,111 as of June 30, 2020.  The Company has subsequently completed all required payments.

14. Loan payable

During the six-months ended June 30, 2020 the Company received a loan of $32,439 from a unrelated third party with an interest rate of 10% per annum with a maturity date of December 31, 2021.

During the six-months ended June 30, 2020 the Company received $28,397 ($40,000 CDN) interest free from the Government of Canada as part of the COVID-19 small business relief program. Repaying the balance of the loan on or before December 31, 2022 will result in loan forgiveness of 25 percent.

As of June 30, 2020 the Company accrued interest of $70.

F-12

Worksport Ltd. (formerly Franchise Holdings International, Inc)

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

15. Revision of Prior Period Financial Statements

During the review for the six-months ended June 30, 2020 new information came to light regarding share issuances and an anti-dilution agreement. The share issuances for the three months ended March 31, 2020 were 2,000,000 and 458,834 common shares respectively. The anti-dilution agreement relating to a 2017 share subscription payable agreement was triggered in March 2019 upon the Company’s stock split was also discovered. Please refer to Note 8.

We revised certain prior period financial statements for an immaterial error related to the recognition of the deemed dividend related to down-round features along with the associated shares issuance and professional fees (Note 1). A summary of revisions to our previously reported financial statements presented herein for comparative purposes.

The cumulative effect of the adjustments on all prior periods to Shareholders’ Equity as of June 30, 2019, December 30, 2019 and March 31, 2020 reflected below:

	Common Stock		Additional Paid-in	Share Subscriptions	Share Subscription	Accumulated	Cumulative translation	Total Stockholders’ Equity
	Shares	Amount	Capital	Receivable	Payable	Deficit	adjustment	(Deficit)
Balance at June 30, 2019	28,177,966	$2,817	$8,309,293	$(1,577)	$1,853,819	$(10,482,521)	$(23,624)	$(341,792)
Revision	12,719,566	$1,273	$182,509	-	$781,298	$(965,079)	-	-
Balance at June 30, 2019, as revised	40,897,532	$4,090	$8,491,802	$(1,577)	$2,635,117	$(11,447,600)	$(23,624)	$(341,792)

Balance at December 31, 2019	41,906,790	$4,191	$8,381,231	$(1,577)	$1,511,080	$(10,768,906)	$(8,580)	$(882,561)
Revision	-	-	$261,192	-	$648,315	$(909,507)	-	-
Balance at December 31, 2019, as revised	41,906,790	$4,191	$8,642,423	$(1,577)	$2,159,395	$(11,678,413)	$(8,580)	$(882,561)
				-
Balance at March 31, 2020	46,547,749	$4,655	$9,060,739	$(1,577)	$1,178,608	$(10,961,172)	$(8,580)	$(727,327)
Revision	2,458,834	$246	$731,946	-	$137,315	$(869,507)	-	-
Balance at March 31, 2020, as revised	49,006,583	$4,901	$9,792,685	$(1,577)	$1,315,923	$(11,830,679)	$(8,580)	$(727,327)

The Consolidated Statements of Operations and Comprehensive Loss has been revised to reflect the correction for the three months ended March 31, 2020 as follows

	For the Three Months Ended March 31, 2020
	As previously reported	Revision	As Revised
Professional Fees	$149,465	$(40,000)	$109,465
Total Operating Expenses	$178,471	$(40,000)	$138,471
Loss from Operations	$(164,455)	$40,000	$(124,455)
Net Loss	$(192,266)	$40,000	$(152,266)
Comprehensive Loss	$(192,266)	$40,000	$(152,266)
Loss per Share – Basic and Diluted	$(0.00)	-	$(0.00)

16. Subsequent Events

The Company has evaluated subsequent events through August 27, 2020 which is the date the financial statements were available to be issued and the following events after June 30, 2020 occurred:

●	On July 8 and August 14, 2020, the Company issued 2,400,000 and 1,700,000 common shares to a third-party consultant respectively.

●	On July 22, 2020, the Company entered into a loan agreement for $10,000 with a maturity date of July 22, 2021 at an interest rate of 10% per annum.

●	On July 29, 2020 the Company issued a warrant certificate that allows the holder to purchase up to 1,250,000 common shares at $0.12 per shares exercisable on or before March 20, 2025.

F-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Franchise Holdings International, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Franchise Holdings International, Inc. (the Company) as of December 31, 2019 and 2018, and the related statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the financial statements, the Company has incurred net losses and has an accumulated deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Haynie & Company

Salt Lake City, Utah

May 14, 2020

We have served as the Company’s auditor since 2016.

F-14

Franchise Holdings International, Inc.

Consolidated Balance Sheets

December 31, 2019 and 2018

	2019	2018
Assets
Current Assets
Cash and cash equivalents	$11,993	$25,323
Accounts receivable net	67,795	61,883
Inventory (note 4)	113,156	289,516
Prepaid expenses and deposits	60,741	124,114
Total Current Assets	253,685	500,835
Investment (note 18)	15,658	-
Property and Equipment, net (note 5)	94,695	43,860
Right-of-use asset, net (note 19)	60,125	-
Intangible Assets, net (note 6)	57,145	12,673
Total Assets	$481,308	$557,368
Liabilities and Shareholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$969,321	$401,766
Income taxes payable (note 10)	36,844	82,365
Related party loan (note 9)	28,638	9,372
Current portion of notes payable (note 7)	267,881	287,425
Current lease liability (note 19)	22,000	-
Total Current Liabilities	1,324,684	780,928
Long Term – Lease Liability	39,185	-
Total Liabilities	1,363,869	780,928
Commitments and Contingencies
Shareholders’ Equity (Deficit)
Series A Preferred Stock, $0.0001 par value, 1,000,000 shares authorized, 0 and 100,000 shares issued and outstanding, respectively (note 8)	-	10,000
Common stock, $0.0001 par value, 43,833,333 shares authorized, 41,906,790 and 24,634,051 shares issued and outstanding, respectively (note 8)	4,191	2,463
Additional paid-in capital	8,381,231	8,103,934
Share subscriptions receivable	(1,577)	(1,577)
Share subscriptions payable	1,511,080	2,019,532
Accumulated deficit	(10,768,906)	(10,354,299)
Cumulative translation adjustment	(8,580)	(3,613)
Total Shareholders’ Deficit	(882,561)	(223,560)
Total Liabilities and Shareholders’ Deficit	$481,308	$557,368

The accompanying notes form an integral part of these consolidated financial statements.

F-15

Franchise Holdings International, Inc.

Consolidated Statements of Operations and Comprehensive Loss

December 31, 2019 and 2018

	2019	2018

Net Sales	$1,926,405	$481,521
Cost of Goods Sold	1,687,858	384,908
Gross Profit	238,547	96,614
Operating Expenses
General and administrative	238,841	268,707
Sales and marketing	50,159	90,567
Professional fees	570,852	864,160
Loss (gain) on foreign exchange	(27,881)	84,306
Total operating expenses	831,971	1,307,741
Loss from operations	(593,424)	(1,211,127)
Other Income (Expense)
Interest expense (note 7)	(71,961)	(55,548)
Finance charges	-	(418)
Gain (loss) on settlement of debt	250,778	(495,944)
Total other income (expense)	178,817	(551,910)
Net Loss	(414,607)	(1,763,038)
Other Comprehensive Loss
Foreign currency translation adjustment	(4,967)	40,770
Comprehensive Loss	$(419,574)	$(1,722,268)

Loss per Share (basic and diluted)	$(0.01)	$(0.08)
Weighted Average Number of Shares (basic and diluted)	36,824,519	22,348,119

The accompanying notes form an integral part of these consolidated financial statements

F-16

Franchise Holdings International, Inc.

Consolidated Statements of Shareholders’ Deficit

December 31, 2019 and 2018

	Preferred Stock		Common Stock		Additional Paid-in	Share Subscriptions	Share Subscription	Accumulated	Cumulative Translation	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Receivable	Payable	Deficit	Adjustment	(Deficit)
Balance at December 31, 2017	1,000,000	$10,000	20,387,873	$2,039	$7,474,811	$(10,755)	$1,531,080	$(8,591,261)	$(44,383)	$371,531
Issuance for services	-	-	3,125,001	312	533,958	-	(534,270)	-	-	-
Issuance for settlement of payables	-	-	1,121,177	112	95,166	-	(95,278)	-	-	-
Issuance for cash and subscription payable	-	-	-	-	-	-	1,118,000	-	-	1,118,000
Uncollectible receivables	-	-	-	-	-	9,177	-	-	-	9,177
Net Loss	-	-	-	-	-	-	-	(1,763,038)	-	(1,763,038)
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	40,770	40,770
Balance at December 31, 2018	1,000,000	$10,000	24,634,051	$2,463	$8,103,934	$(1,577)	$2,019,532	$(10,354,299)	$(3,613)	$(223,560)
Issuance for Services	-	-	4,680,084	469	345,834	-	(290,730)	-	-	55,573
Return and cancellation of shares	-	-	(990,742)	(99)	(77,179)	-	(247,722)	-	-	(325,000)
Issuance for cash and subscriptions payable	-	-	-	-	-	-	30,000	-	-	30,000
Conversion of Preferred Stock	(1,000,000)	(10,000)	13,583,397	1,358	8,642	-	-	-	-	-
Net Income	-	-	-	-	-	-	-	(414,607)	-	(414,607)
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	(4,967)	(4,967)
Balance at December 31, 2019	-	-	41,906,790	$4,191	$8,381,231	$(1,577)	$1,511,080	$(10,768,906)	$(8,580)	$(882,561)

The accompanying notes form an integral part of these consolidated financial statements

F-17

Franchise Holdings International, Inc.

Consolidated Statements of Cash Flows

December 31, 2019 and 2018

	2019	2018
Operating Activities
Net Loss	$(414,607)	$(1,763,038)
Adjustments to reconcile net loss to net cash from operating activities:
Shares issued for services	55,573	-
Loss on impairment	54,292	-
Depreciation and amortization	11,439	1,516
Uncollectible Subscription Receivable	-	9,178
(Gain) Loss on settlement of debt	(250,778)	495,944
	(544,081)	(1,256,400)
Changes in operating assets and liabilities (note 13)	530,828	877,124
Net cash used in operating activities	(13,253)	(379,276)

Cash Flows from Investing Activities
Purchase of investment (note 18)	(15,658)	-
Purchase of property and equipment	(98,353)	(1,874)
Net cash used in investing activities	(114,011)	(1,874)

Financing Activities
Proceeds from issuance of stock for cash	30,000	300,000
Proceeds from loan payable	88,120	22,639
Shareholder Assumption of Debt	19,266	(11,058)
Proceeds from shareholder loan	-	(12,839)
Payments on notes payable	(19,544)	-
Net cash provided by financing activities	117,842	298,742
Effects of Foreign Currency Translation	(3,908)	40,770
Change in cash	(13,328)	(41,638)
Cash and cash equivalents - beginning of year	25,323	66,961
Cash and cash equivalents end of year	$11,993	$25,323
Supplemental disclosure of cash flow information:
Interest paid	$8,113	$39,572
Supplemental Disclosure of non-cash investing and financing Activities
Shares issued for settlement of notes and accounts payable	$-	$18,000
Share cancellation	$(77,179)	$-
Shares issued to service providers	$55,573	$150,000
Conversion of Preferred Stock to Common Stock	$8,642	$-
Shares issued for share subscriptions payable	$290,540	$611,548
Write off share subscriptions receivable	$-	$(9,177)
Reverse stock split	$-	$12,312
Recognition of operating lease right of use asset and liability	$68,517	$-

The accompanying notes form an integral part of these consolidated financial statements.

F-18

Franchise Holdings International, Inc.

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

1. Nature of Operations and Reverse Acquisition Transaction

Franchise Holdings International, Inc. (the “Company”) was incorporated in the State of Nevada on April 2, 2003. During the year ended December 31, 2014, the Company completed a reverse acquisition transaction (the “Reverse Acquisition”) with TruXmart Ltd. (“TruXmart”). On May 2, 2018, Truxmart legally changed its name to Worksport Ltd. (“Worksport”). Worksport designs and distributes truck tonneau covers in Canada and the United States.

2. Basis of Presentation and Going Concern

a) Statement of Compliance

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) as issued by the Financial Accounting Standards Board (“FASB”).

b) Basis of Measurement

The Company’s financial statements have been prepared on the accrual basis.

c) Consolidation

The Company’s consolidated financial statements consolidate the accounts of the Company and its wholly owned subsidiary. All intercompany transactions, balances and unrealized gains or losses from intercompany transactions have been eliminated upon consolidation.

d) Functional and Presentation Currency

These consolidated financial statements are presented in United States Dollars. The functional currency of the Company is the Canadian Dollar. For purposes of preparing these consolidated financial statements, balances denominated in Canadian Dollars outstanding at December 31, 2019 were converted into United States Dollars at a rate of 1.30 Canadian Dollars to one United States Dollar. Balances denominated in Canadian Dollars outstanding at December 31, 2018 were converted into United States Dollars at a rate of 1.36 Canadian Dollars to one United States Dollar. Transactions denominated in Canadian Dollars for the period ended December 31, 2019 and December 31, 2018 were converted into United States Dollars at an average rate of 1.33 and 1.30 Canadian Dollars to one United States Dollar, respectfully.

e) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

f) Going Concern

These financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. During the year ended December 31, 2019, the Company incurred a net loss of $414,607 and as of that date, the Company’s accumulated deficit was $10,768,906. While the Company has demonstrated the ability to generate revenue, there are no assurances that it will be able to achieve level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available we may be forced to discontinue operations, which would cause investors to lose their entire investment. The accompanying consolidated financial statements do not include any adjustments that might result relating to the recoverability and classification of the asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this risk and uncertainty.

g) Reclassification

Certain comparative figures have been re-classified to conform to the current period’s presentation.

F-19

3. Significant Accounting Policies

Consolidation - The Company is incorporated in the state of Nevada. The Company has one wholly-owned subsidiary, Worksport Ltd., a company incorporated in the province of Ontario. All intercompany transactions and balances have been eliminated upon consolidation.

Cash and Cash Equivalents - Cash and cash equivalents includes cash on account and demand deposits with maturities of three months or less.

Receivables - Trade accounts receivable are stated at the amount the Company expects to collect. Receivables are reviewed individually for collectability. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, allowances may be required.

The Company offers credit terms on the sale of the Company’s products to a significant majority of the Company’s customers and requires no collateral from these customers. The Company performs ongoing credit evaluations of customers’ financial condition and maintains an allowance for doubtful accounts receivable based upon the Company’s historical experience and a specific review or accounts receivable at the end of each period. As at December 31, 2019 and 2018, the Company had no allowance for doubtful accounts.

Inventory - Inventory is stated at the lower of cost or net realizable value, with cost being determined by a weighted average basis. Cost includes the cost of materials plus direct labor applied to the product.

Warranties - The Company offers limited warranties against product defects. Customers who are not completely satisfied with their purchase may attempt to be reimbursed for their purchases outside the warranty period. For the years ending December 31, 2019 and 2018, the Company incurred warranty expenses of $2,106 and $3,538.

Revenue Recognition – Beginning after December 15, 2017, for public entities reporting Revenue from Contracts with Customers, ASC 606, a new accounting standard for revenue recognition was issued. An entity must satisfy the following steps under ASC 606 for revenue recognition; identifiable contract, identifiable performance obligation, determinable transaction price, allocating the transaction price and satisfying performance obligations. Sales are recognized when products are shipped, with no right of return, the title and risk of loss has passed to the customers or when they are delivered based on the terms of the sale. Revenue related to shipping and handling costs billed to customers is included in net sales and the related shipping and handling costs are included in cost of products sold. These standards have had no effect on the reported consolidated financial statements.

Property and Equipment - Capital assets are recorded at cost and are amortized using the straight-line method over the following estimated useful lives:

Furniture and equipment	5 years
Computers	3 years
Patents	25 years
Leasehold improvements	15 years

As at December 31, 2019, the Company does not take depreciation for the following items: product moulds, trademarks and the website as the following items are not in service.

Income Taxes - Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income, and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB ASC 740. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Tax positions initially need to be recognized in the financial statements when it is more-likely-than-not the positions will be sustained upon examination by the tax authorities.

Foreign Currency Translation - Transactions denominated in foreign currencies are initially recorded in the functional currency using exchange rates in effect at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using exchange rates prevailing at the end of the reporting period. All exchange gains and losses are included in the statement of operations and deficit.

For the purpose of presenting financial statements in United States Dollars, the assets and liabilities are expressed in United States Dollars using exchange rates prevailing at the end of the reporting period. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuated significantly during that period, in which case the exchange rates at the dates of the transactions are used. Exchange differences arising, if any, are recognized in other comprehensive loss and reported as cumulative translation adjustment in shareholder’s equity.

F-20

For the purpose of these financial statements, the following exchange rates were used:

	Balance Sheet	Income Statement
December 31, 2019	0.7699 USD/ CAD	0.7537 USD/ CAD
December 31, 2018	0.7330 USD/ CAD	0.7721 USD/ CAD

Financial Instruments - Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 825, Disclosures about Fair Value of Financial Instruments, requires disclosures of the fair value of financial instruments. The carrying value of the Company’s current financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and shareholder loan, approximates their fair values because of the short-term maturities of these instruments.

Measurement - The Company initially measures its financial instrument at fair value, except for certain non-arm’s length transactions. The Company subsequently measures all its financial assets and financial liabilities at amortized cost, except for investments in equity instruments that are quoted in an active market, which are measured at fair value. Changes in fair value are recognized in earnings for the period in which they occur.

Financial assets measured at amortized cost include cash and cash equivalents, accounts receivable, related party receivable, other receivables and share subscriptions receivable. Financial liabilities measured at amortized cost include accounts payable and accrued liabilities, and promissory note payable.

Derivative Financial Instruments - The Company has issued and could issue instruments with such terms that require the Company to account for the transactions as derivative financial instruments. The Company is accounting for these transactions in accordance with FASB Accounting Standards Codification (“ASC”) Topic 815, Derivatives and Hedging, which requires that every derivative instrument is recorded on the balance sheet as an asset or liability measured at its fair value as of the reporting date. ASC 815 also requires changes in the derivatives’ fair value to be recognized in earnings for the period.

Related Party Transactions - All transactions with related parties are in the normal course of operations and are measured at the exchange amount.

Intangible Assets and Impairment - Patents and other intangibles are amortized using the straight-line method over their estimated useful lives and are evaluated for impairment at least annually or when events or circumstances arise that indicate the existence of impairment. The Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. When indicators of impairment exist, the Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. During the years ended December 31, 2019 and 2018, the Company had no impairment losses related to intangible assets.

Lease Accounting - On January 1, 2019, the Company adopted the new accounting standards ASC 842 that requires lessees to recognize all leases on the balance sheet as right-of-use assets and lease liabilities based on the value of the discounted future lease payments. Expanded disclosures about the nature and terms of lease agreements are required prospectively and are included in Note 19. Upon adoption, the Company also recognized right-of-use assets and lease liabilities of $68,516.

Private Equity Investment - Private equity investments may consist of common stock and preferred stock of privately owned companies. The Company records all private equity investments at the transaction price, excluding transaction costs. The Company assesses annually if there is any objective evidence that its interest in its investments are impaired. If impaired, the carrying value of the Company’s share of the underlying assets of the investment is written down to its estimated recoverable amount and charged to the consolidated statement of operations and comprehensive loss.

4. Inventory

Inventory consists of the following at December 31, 2019 and 2018:

	2019	2018
Finished goods	$104,868	$282,239
Promotional items	552	700
Raw materials	7,737	6,577
	$113,156	$289,516
Prepaid inventory	$50,000	$-

During the year ended December 31, 2019 the Company recognized a loss on impairment of inventory $54,292.

F-21

5. Property and Equipment

Major classes of property and equipment at December 31, 2019 and 2018 are as follows:

	2019
	Equipment	Product molds	Computers	Leasehold Improvements	Total
Cost
Balance – January 1, 2019	$8,850	$37,243	$1,162	$-	$47,255
Additions	1,197	28,465	-	23,371	53,033
Balance – December 31, 2019	$10,047	$65,708	$1,162	$23,371	100,288

Accumulated Depreciation
Balance – January 1, 2019	$(2,254)	$-	$(1,141)	$-	$(3,395)
Additions	(1,531)	-	(21)	(646)	(2,198)
Balance – December 31, 2019	$(3,785)	$-	$(1,162)	$(646)	$(5,593)

Net amount as at December 31, 2019	$6,262	$65,708	$-	$22,725	$94,695

	2018
	Equipment	Product molds	Computers	Leasehold Improvements	Total
Cost
Balance – January 1, 2018	$6,976	$37,243	$1,162	$-	$45,381
Additions	1,874	-	-	-	1,874
Balance – December 31, 2018	$8,850	$37,243	$1,162	$-	$47,255

Accumulated Depreciation
Balance – January 1, 2018	$(1,181)	$-	$(1,121)	$-	$(2,302)
Additions	(1,073)	-	(20)	-	(1,093)
Balance – December 31, 2018	$(2,254)	$-	$(1,141)	$-	$(3,395)

Net amount as at December 31, 2018	$6,596	$37,243	$21	$-	$43,860

During the years ended December 31, 2019 and 2018, the Company recognized depreciation expense of $2,198 and $1,093, respectively. All current property and equipment, as well as any future purchases of property and equipment have been pledged as security for the notes payable disclosed in Note 7.

6. Intangible Assets

Intangible assets consist of costs incurred to establish the Worksport Tri-Fold and Smart Fold patent technology, Worksport trademarks, as well as the Company’s website. The patent was issued in 2014 and 2019. The patent will be amortized on a straight-line basis over its useful life of 25 years. The Company’s trademark and website are reassessed annually for impairment; the Company has determined that impairment is not necessary for the current year ended December 31, 2019. The change in intangible assets for the years ending December 31, 2019 and 2018 are as follows:

	2019
	Patent	Website	Trademarks	Total
Cost
Balance – January 1, 2019	$10,574	$3,500	$-	$14,074
Additions	40,676	-	4,644	45,320
Balance – December 31, 2019	$51,250	$3,500	$4,644	$59,394

Accumulated Depreciation
Balance – January 1, 2019	$(1,401)	$-	$-	$(1,401)
Additions	(848)	-	-	(848)
Balance – December 31, 2019	$(2,249)	$-	$-	$(2,249)

Net amount as at December 31, 2019	$49,001	$3,500	$4,643	$57,145

F-22

	2018
	Patent	Website	Trademarks	Total
Cost
Balance – January 1, 2018	$10,574	$3,500	$-	$14,074
Additions	-	-	-	-
Balance – December 31, 2018	$10,574	$3,500	$-	$14,074

Accumulated Depreciation
Balance – January 1, 2018	$(978)	$-	$-	$(978)
Additions	(423)	-	-	(423)
Balance – December 31, 2018	$(1,401)	$-	$-	$(1,401)

Net amount as at December 31, 2018	$9,173	$3,500	$-	$12,673

Amortization of the patent over the next five years and beyond December 31, 2019 is as follows:

2020	$2,050
2021	$2,050
2022	$2,050
2023	$2,050
2024	$2,050
2025 and later	$46,895

7. Notes Payable

The following tables shows the balance of the notes payable as of December 31, 2019 and 2018:

Balance as at December 31, 2017	$275,844
Additions	22,639
Payment	(11,058)
Balance as at December 31, 2018	$287,425
Additions	-
Payments	(19,544)
Balance as at December 31, 2019	$267,881

2019 Notes Payable

During the year ended December 31, 2019 the Company extended the maturity dates of all secured promissory notes in the amount of $79,000 and $96,091 ($123,231 Canadian Dollars) to be due on April 1, 2021.

During the year ended December 31, 2019 the Company extended the maturity dates of all unsecured promissory notes in the amount of $50,000 and $53,848 ($67,700 Canadian Dollars) to be due on October 8, 2020 and November 3, 2020 respectively.

During the year ended December 31, 2019 the Company repaid $9,545 ($12,000 Canadian dollars) and $10,000 of its unsecured promissory notes. In addition, the Company paid $8,113 in interest for outstanding unsecured promissory notes.

2018 Notes Payable

During the year ended December 31, 2018, the Company issued two additions to the original unsecured promissory note of July 2016, totaling $22,639 ($30,884 Canadian dollars). Interest is accrued at 18% per annum, payable monthly. The payment terms of the original note including these additions are due “upon completion of going public on the Canadian Securities Exchange, with no change in interest rate.

2017 Notes Payable

During the year ended December 31, 2017, the Company issued an unsecured promissory note in the amount of $9,545 ($12,000 Canadian Dollars). The unsecured promissory note was due in August 2018 and bears interest at a rate of 18% per annum, payable monthly. As the note is in good standing, the payment terms have been extended indefinitely with no change in interest rate.

F-23

During the year ended December 31, 2017, the Company issued secured promissory notes in the amount of $53,848 ($67,700 Canadian Dollars). The secured promissory notes were due in October and November 2018 and bears interest at a rate of 12% per annum. The secured promissory notes are secured by Company inventory and personal assets held by the CEO. As the note is in good standing, the payment terms have been extended with no change in interest rate. Refer to 2019 notes payable above for note extension.

During the year ended December 31, 2017, the Company issued secured promissory notes in the amount of $60,000. The secured promissory notes are due in August and November 2018 and bear interest at a rate of 12% per annum. The secured promissory notes are secured by Company inventory and personal assets held by the CEO. As the note is in good standing, the payment terms have been extended with no change in interest rate. Refer to 2019 notes payable above for note extension.

During the year ended December 31, 2017, the Company issued a secured promissory note in the amount of $52,845 ($64,677 Canadian Dollars), respectively. The secured promissory note was due in July 2018 and bears interest at a rate of 18% per annum. The secured promissory note is secured by all present and after-acquired property and assets of the Company. The balance owed on this note payable at December 31, 2017 is $73,452 ($92,348 Canadian Dollars). At December 31, 2017, the accrued interest on this note payable was $13,134 ($16,513 Canadian Dollars). The payment due date remains the same as stated: upon completion of going public on the Canadian Securities Exchange with no change in interest rate.

Secured Promissory Note

In October 2015, the Company signed a secured promissory note with an investor in the principal amount of $79,768 ($102,000 Canadian Dollars. The Company received proceeds of $58,653 (75,000 Canadian Dollars) and $21,115 (27,000 Canadian Dollars) was recorded as a discount which was accrued over the life of the note. The promissory note required a daily payment of $249 (324 Canadian Dollars) until January 26, 2017 and carried a 40.0% interest rate.

The promissory note was secured by all assets of the Company. During 2017, the lender agreed to settle the loan for $30,826 ($39,000 Canadian Dollars) resulting in the Company recording a $13,556 gain on the forgiveness of the remaining portion of the secured promissory note.

The amounts repayable under notes payable and secured promissory note at December 31, 2019 and 2018 are as follows:

	2019	2018
Balance owing	$278,938	$287,425
Less amounts due within one year	(278,938)	(287,425)
Long-term portion	$-	$-

8. Shareholders’ Equity (Deficit)

During the year ended December 31, 2019, the Company completed a share consolidation of the Company’s issued and outstanding common shares based on six (6) pre-consolidation shares to one (1) post-consolidation share. The Consolidation reduced the number of issued and outstanding common shares of the Company from 147,804,298 pre-Consolidation common shares to approximately 24,634,051 post-Consolidation common shares. While the share consolidation occurred during the year ended December 31, 2019, the Company has accounted for the effects retrospectively as such, the schedules and all references to shares, options and warrants throughout the financial statements have been updated to reflect the number of post-consolidation securities.

In 2018 and 2019, the Company was authorized to issue 49,833,333 shares of its common stock with a par value of $0.0001. All shares were ranked equally with regards to the Company’s residual assets. During 2018 and 2019, the Company was authorized to issue 1,000,000 shares of its Series A Preferred Stock with a par value of $0.0001. These shares have voting rights equal to 299 shares of common stock, per share of preferred.

During the year ended December 31, 2019, the Company issued 1,901,455 common shares, previously recorded as subscription payable to a consultant with a value of $290,730. In addition the Company also issued to the same consultant 2,778,629 common shares at $0.02 per share for $55,573 for additional consulting serviced performed. During the same period, the Company entered into a share subscription agreement with a consultant of the Company for 1,500,000 common shares valued at $30,000. As the shares have not yet been issued, the $30,000 has been recorded as share subscriptions payable.

During year ended December 31, 2019, the Company reached a legal settlement agreement (the “unwinding”) with an individual investor to dissolve the Debt Settlement and Mutual Release Agreement entered into on January 12, 2018. In accordance to the settlement agreement, 19,055,551 pre-stock split (990,742 post stock split), reserved shares with a value of $325,000 recorded in share subscription payable were released and returned to the Company.

During the year ended December 31, 2019, Steven Rossi was issued 13,583,397 shares of Franchise Holdings International, Inc common stock as approved by the board of directors, due to a conversion of all 1,000,000 shares of his Series A Preferred stock.

F-24

During the year ended December 31, 2018, the Company entered into an agreement with an investor relations company to provide various services to the Company. These services were valued at $150,000 and will be charged to expense as certain milestones are met. The agreement is to be settled through the issuance of 1,250,000 common shares. As of December 31, 2019, all shares have been issued and $150,000 has been expensed.

During the year ended December 31, 2018, the Company entered into a share issuance/ claim extinguishment agreement with two parties, pursuant to which the Company agreed to issue 8,333,333 shares of its common stock in exchange for the assumption of aggregate accounts payable of the Company totaling $154,057. The fair value of the shares to be issued was estimated to be $650,000 resulting in a loss on the settlement of debt in the amount of $495,944 recognized during the year ended December 31, 2018. During the year ended December 31, 2018, 990,742 shares were issued under this agreement which reduced the stock subscription payable by $77,278. The third parties failed to pay the Company’s vendors as agreed so the Company notified them that they are in breach of contract.

During the year ended December 31, 2018, the Company issued 3,125,001 common shares related to consulting agreements with two individuals with a subscription payable value of $534,270.

During the year ended December 31, 2018, the Company received proceeds of $300,000 on subscription agreements ($0.12 per share). The Company will issue 2,500,000 shares for this capital raise. As of December 31, 2019, the shares have not been issued.

During the year ended December 31, 2018, the Company entered into a share issuance agreement with a public relations company whereby they would issue shares in satisfaction for service rendered. Through December 31, 2018, the public relations company provided services valued at $18,000. During September 2018, the Company issued 130,435 shares valued at $0.138 per share to settle the payable.

9. Related Party Transactions

During the year ended December 31, 2019, the Company incurred $112,665 payable to a US based corporation controlled by the Company’s CEO and director for the purchase of inventory.

During the year ended December 31, 2019, the Company recorded salaries expense of $65,589 (2018 - $63,796) related to services rendered to the Company by its CEO.

10. Income Taxes

a) The income tax expense for the year ended December 31, 2019 and 2018 is reconciled per the schedule below:

	2019	2018
Net loss before income taxes	$(414,607)	$(1,763,038)
Depreciation	(10,956)	566
Non-deductible portion of meals and entertainment	1,115	2,953
Expenses paid in shares	55,573	322,056
Loss on impairment	54,292	-
GL Settlement of Debt	(250,778)	495,944
Adjusted net loss for tax purposes	(565,361)	(951,207)
Statutory rate	24.63%	25.35%
	(139,236)	(241,127)
Increase in valuation allowance	139,236	241,127
Provision for income taxes	$-	$-

b) Deferred Income Tax Assets

The tax effects of temporary differences that give rise to the deferred income tax assets at December 31, 2019 and 2018 are as follows:

	2019	2018
Net operating loss carry forwards	$1,125,158	$997,723
Transaction costs	-	34,109
	1,125,158	1,031,832
Deferred tax assets not recognized	(1,125,158)	(1,031,832)
Net deferred tax asset	$-	$-

F-25

c) Cumulative Net Operating Losses

The Company has non-capital losses carried forward of approximately $4,942,000 available to reduce future years’ taxable income. These losses will expire as follows:

	United States	Canada	Total
2034	$53,000	$183,000	$236,000
2035	161,000	368,000	529,000
2036	868,000	262,000	1,130,000
2037	1,472,000	59,000	1,531,000
2038	431,000	520,000	951,000
2039	372,000	193,000	565,000
	$3,357,000	$1,585,000	$4,942,000

These net operating loss carryforwards of approximately $4,942,000 may be offset against future taxable income for the years 2020 through 2039. No tax benefit from continuing or discontinued operations have been reported in the December 31, 2019 consolidated financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to change in ownership provisions of the Tax Reform Act of 1986, net operation loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

The Company complies with the provisions of FASB ASC 740 in accounting for its uncertain tax positions. ASC 740 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely that not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company has determined that the Company has no significant uncertain tax positions requiring recognition under ASC 740.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. The Company had no accruals for interest and tax penalties at December 31, 2019 and 2018.

The Company does not expect the amount of unrecognized tax benefits to materially change within the next twelve months.

The Company is required to file income tax returns in the U.S. and Canadian Federal jurisdictions, as well as the states of New York, New Jersey, and Utah and in the province of Ontario. The Company is no longer subject to income tax examinations by tax authorities for tax years ending before December 31, 2016.

11. Financial Instruments

Credit Risk

The Company is exposed to credit risk on the accounts receivable from its customers. In order to reduce its credit risk, the Company has adopted credit policies which include the analysis of the financial position of its customers and the regular review of their credit balances. The Company incurred no bad debt expense during the year ended December 31, 2019 and 2018.

Currency Risk

The Company is exposed to currency risk on its sales and purchases denominated in Canadian Dollars. The Company actively manages these risks by adjusting its pricing to reflect currency fluctuations and purchasing foreign currency at advantageous rates.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its obligations associated with financial liabilities. The Company relies on cash flows generated from operations, as well as injections of capital through the issuance of the Company’s capital stock to settle its liabilities when they become due.

Interest Rate Risk

The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary current assets and current liabilities.

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Concentration of Supplier Risk

The Company purchases all of its inventory from one supplier source in Asia. The Company has no written agreement with this supplier. The Company carries significant strategic inventories of these materials to reduce the risk associated with this concentration of suppliers. Strategic inventories are managed based on demand. To date, the Company has been able to obtain adequate supplies of the materials used in the production of its products in a timely manner from existing sources. The loss of this key supplier or a delay in shipments could have an adverse effect on its business.

Concentration of Customer Risk

The following table includes the percentage of the Company’s sales to significant customers for the fiscal years ended December 31, 2019 and 2018. A customer is considered to be significant if they account for greater than 10% of the Company’s annual sales:

	2019	2018
Customer A	89%	37.8%
Customer B	-%	31.2%
Customer C	-%	19.8%
Customer D	-%	10.4%
	89%	99.2%

The loss of any of these key customers could have an adverse effect on the Company’s business. At December 31, 2019, $1,912,401 was included in revenue from Company A, representing 89% of the Company’s total sales for the year ended. With Customer A representing 89% of the revenue, the loss of the customer would have an adverse effect on the Company’s revenue.

In 2018, Customer A represented 37.8% or $182,738 of total sales.

12. Fair Value of Financial Instruments

The Company complies with the accounting guidance under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820-10, Fair Value Measurements, as well as certain related FASB staff positions. This guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact business and considers assumptions that marketplace participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

The guidance also establishes a fair value hierarchy for measurements of fair value as follows:

Level 1 – quoted market prices in active markets for identical assets or liabilities.

Level 2 – inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of December 31, 2019, and 2018, the Company had no assets and liabilities measured at fair value on a recurring basis.

13. Changes in Cash Flows from Operating Assets and Liabilities

The changes to the Company’s operating assets and liabilities for the years ended December 31, 2019 and 2018 are as follows:

	2019	2018
Decrease (increase) in accounts receivable	$(5,913)	$127,620
Decrease (increase) in inventory	122,067	(225,197)
Decrease (increase) in prepaid expenses and deposits	63,373	554,405
Decrease (increase) in related party receivables	-	(6)
Increase (decrease) in lease liability	(8,392)	-
Increase (decrease) in income taxes payable	(45,521)	77,251
Increase (decrease) in accounts payable and accrued liabilities	405,214	343,051
	$530,828	$877,124

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14. Commitments

During the year ended December 31, 2015, the Company entered into a License Agreement whereby the Company was granted an exclusive license under Patent Rights to make, use, offer for sale, import or sell a proprietary latching system developed and patented by the Company’s shareholder (the “Licensor”). The License Agreement allows the Company to manufacture or sub-license the patented latching system and provide services utilizing the patented latching system within the United States and its territories and possessions and any foreign countries where Patent Rights exist. The License Agreement does not require the payment of license issue fees or royalties, however, the Company will be required to maintain any fees or costs associated to keep the patent active. The License Agreement will be in effect for the life of the last-to-expire patent or last-to-be-abandoned patent application licensed under this Agreement, whichever is later. The Company will have the right to terminate the Agreement in whole or as to any portion of Patent Rights at any time by giving such notice to the Licensor. Should the Company violate or fail to perform any term of this Agreement, the Licensor may give written notice of such default (“Notice of Default”) to the Company. Should the Company fail to repair such default within sixty days, of the effective date of such notice, the Licensor will have the right to terminate the License Agreement and the licenses therein by a second written notice (“Notice of Termination”) to the Company. If a Notice of Termination is sent to the Company, the License Agreement will automatically terminate on the effective date of such notice.

15. Gain (Loss) on Settlement of Debt

During year ended December 31, 2019, the Company reached a legal settlement agreement (the “unwinding”) with an individual investor to dissolve the Debt Settlement and Mutual Release Agreement entered into on January 12, 2018. In accordance to the settlement agreement, 19,055,551 pre-stock split, reserved shares were released and returned to the Company. In addition, 5,944,449 pre-stock split (990,742 post stock split) shares already issued were returned to the Company’s treasury, and cancelled, reducing the companies issued and outstanding shares accordingly. The company closed the unwinding in August 2019.

16. Contingent Liability

During the year ended December 31, 2019 the Company entered into an agreement with a debtor for the settlement of outstanding notes payable of $56,723 ($75,000 CAD). The Company will issue to the debtor 1,500,000 million common shares for the settlement of the outstanding notes payable upon listing on the Canadian Securities Exchange. The agreement was subsequently cancelled after year end.

As of December 31, 2019 the Company (defendant) is currently in an ongoing legal proceedings with a supplier (plaintiff). Refer to Note 20 for subsequent event and resolution.

17. Reverse Stock Split

On March 8th, 2019, the Board of Directors authorized the submission of a Certificate of Change/Amendment to the Nevada Secretary of State in which the Company sought to affect a reverse split of its common stock at the rate of 1 for 6 for the purpose of increasing the per share price for the Company’s stock in an effort to meet the minimum listing requirements of the Canadian Stock Exchange (“CSE”). The Certificate of Change was submitted to the Nevada Secretary of State on March 20, 2019 and the FINRA corporate action was filed on March 21, 2019. FINRA declared the 1 for 6 reverse stock split effective on March 29, 2019. These financial statements including, prior period comparative share amounts, have been retrospectively restated to reflect this reverse split.

18. Investment

During the year ended December 31, 2019, the Company entered into an agreement to purchase 10,000,000 shares for $50,000 which has been issued to WKSP. The Company’s investment accounts for a 10% equity stake in a US based mobile phone development company. As of December 31, 2019 the Company had advanced a total of $15,658 and is advancing trenches of capital as required by the Company.

19. Lease Liabilities

During the year ended December 31, 2019, the Company signed a lease agreement for warehouse space to commence on August 1, 2019 and end on July 31, 2022 with monthly lease payments of $2,221. The Company has accounted for its leases upon adoption of ASC 842 whereby it recognizes a lease liability and a right-of-use asset at the date of initial application, beginning January 1, 2019. The lease liability is measured at the present value of the remaining lease payments, discounted using the Company’s incremental borrowing rate of 10%. The Company has measured the right-of-use asset at an amount equal to the lease liability.

The Company’s right-of-use asset for the year ended December 31, 2019 is as follows:

2019
Right-of-use asset	$60,125

Current lease liability	$22,000
Long-term lease liability	$39,185

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The components of lease expense are as follows:

2020
Amortization of right-of-use	$21,619
Interest on lease liability	$5,039
Total lease cost	$26,658

Maturities of lease liability are as follows:

Future minimum lease payments as of December 31, 2019,

2020	$26,658
2021	26,658
2022	15,551
Total future minimum lease payments	68,867
Less: amount representing interest	(7,682)
Present value of future payments	61,185
Current portion	22,000
Long term portion	$39,185

20. Subsequent Events

The Company has evaluated subsequent events through May 14, 2020 which is the date the financial statements were available to be issued and the following events after year end occurred:

●	On January 2, 2020, a consulting agreement was signed with Craft Capital Management LLC to introduce placement opportunities to the Company in exchange for 4%-8% of the Placement received by the Company. The agreement is effective from the date of signing for 18 months.

●	On January 4, 2020, a consulting agreement was signed with an individual to assist the Company in developing and procuring all company media assets including videos, photos, photo shoots, video shoots, logos, print and digital media. The term of the consulting agreement will be for a minimum period of 18 months with a consideration of 4,000,000 common shares at $0.03 per share for a total value of $125,000.

●	On January 23, 2020, a subscription agreement for 5,000,000 shares for $186,874 was cancelled. The Company and investor are currently in negotiation on the return the funds.

●	On January 28, 2020, a consulting agreement was signed with YK GROUP INC in assisting the Company with going public on the Canadian Securities Exchange.

●	On February 3, 2020, the Company terminated a consulting agreement signed on July 23, 2016.

●	On February 6, 2020, the Company reached a legal settlement with a supplier in which the Company is obligated to pay $6,037 per month beginning on March 1, 2020 for four months until the full amount of $24,148 has been repaid in full on July 1, 2020.

●	On February 28, 2020, the Company issued 2,680,982 for shares to settle the remaining debt purchase agreement entered in 2017 of $84,310.

●	In March 2020, the Company entered into a secured promissory note of $544,425. $44,425 are to be used to pay legal and accounting fees. As part of the secured promissory note the agreement the loan holder is also granted warrants allowing the loan holder to purchase 900,000 shares at an exercise price of $0.10. The agreement also requires the Company to issue 450,000 shares to the loan holder.

●	On March 26, 2020 the Company issued 2,000,000 shares to a consultant for $40,000 of consulting expense performed.

●	On April 20, 2020, the Company changed its name from Franchise Holding International Inc. to Worksport Ltd.

●	On April 20, 2020, the Company issued 1,000 preferred stock to the Company’s President, Secretary and Director.

●	Due to the impact of COVID-19 around the world the Company expects its sales to decrease significantly for the first and second quarter of 2020 as governments around the world enter a lockdown to prevent the spread of COVID-19.

On May 21, 2020, the Company (i) effectuated an increase in the total authorized shares of the Company for increasing the authorized preferred shares of the Company by 100,000, (ii) designated such shares of preferred stock as Series B Preferred Stock with the following rights and designations: (A) par value of $0.0001 per share, (B) 10,000 to 1 voting rights, (C) no conversion rights, and (D) no redemption rights, and (iii) to changed the name of the Company to Worksport Ltd. in the State of Nevada. The term “Worksport” as used herein refers to the Nevada corporation, and the Ontario subsidiary as a whole.

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